UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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AT&T Inc.

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Important Notice Regarding the Availability of Proxy Materials

for the Stockholder Meeting to Be Held on April 24, 2009

The Proxy Statement and annual report to security holders

are available at www.edocumentview.com/att.

Notice of

Annual Meeting of Stockholders

The 2009 Annual Meeting of Stockholders of AT&T Inc., a Delaware corporation, will be held at 9:00 a.m. Central time on Friday, April 24, 2009, at the Dallas Arboretum, Rosine Hall, 8525 Garland Road, Dallas, Texas 75218. The items of business are:

—	Election of 15 Directors
—	Ratification of the appointment of Ernst & Young LLP as independent auditors of AT&T Inc. for 2009
—	Approve an amendment to the Restated Certificate of Incorporation to increase the number of authorized shares of common stock
—	Such other matters, including certain stockholder proposals, as may properly come before the meeting.

Holders of AT&T Inc. common stock of record at the close of business on February 25, 2009, are entitled to vote at the meeting and any adjournment of the meeting.

By Order of the Board of Directors.

Ann Effinger Meuleman
Senior Vice President and Secretary
March XX, 2009

Your vote is important. Please sign, date and return your proxy card or submit your proxy and/or voting instructions by telephone or through the Internet promptly so that a quorum may be represented at the meeting. Any person giving a proxy has the power to revoke it at any time, and stockholders who are present at the meeting may withdraw their proxies and vote in person.

PROXY STATEMENT

PROXY STATEMENT

General Information

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of AT&T Inc. (“AT&T,” the “Company,” or “we”) for use at the 2009 Annual Meeting of Stockholders of AT&T. The meeting will be held at:

9:00 a.m. Central time
Friday, April 24, 2009
Dallas Arboretum
Rosine Hall
8525 Garland Road
Dallas, Texas 75218

The purposes of the meeting are set forth in the Notice of Annual Meeting of Stockholders (preceding the table of contents). This Proxy Statement and form of proxy are being sent beginning March 11, 2009, to certain stockholders who were record holders of AT&T’s common stock, $1.00 par value per share, at the close of business on February 25, 2009. These materials are also available at www.edocumentreview.com/att. Each share entitles the registered holder to one vote. As of January 30, 2009, there were 5,893,307,211 shares of AT&T common stock outstanding.

All shares represented by proxies will be voted by one or more of the persons designated on the form of proxy in accordance with the stockholders’ directions. If the proxy card is signed and returned or the proxy is submitted by telephone or through the Internet, without specific directions with respect to the matters to be acted upon, the shares will be voted in accordance with the recommendations of the Board of Directors. Any stockholder giving a proxy may revoke it at any time before the proxy is voted at the meeting by giving written notice of revocation to the Senior Vice President and Secretary of AT&T, by submitting a later-dated proxy or by attending the meeting and voting in person. The Chairman of the Board will announce the closing of the polls during the Annual Meeting. Proxies must be received before the closing of the polls in order to be counted.

Instead of submitting a signed proxy card, stockholders may submit their proxies by telephone or through the Internet. Telephone and Internet proxies must be used in conjunction with, and will be subject to, the information and terms contained on the form of proxy. Similar procedures may also be available to stockholders who hold their shares through a broker, nominee, fiduciary or other custodian.

The proxy card, or a proxy submitted by telephone or through the Internet, will also serve as voting instructions to the plan administrator or trustee for any shares held on behalf of a participant under any of the following employee benefit plans: the AT&T Savings Plan, the AT&T Savings and Security Plan, the AT&T Long Term Savings and Security Plan, the AT&T of Puerto Rico, Inc. Long Term Savings and Security Plan, the AT&T Puerto Rico Savings Plan, the AT&T Puerto Rico Retirement Savings Plan, the AT&T Retirement Savings Plan, and the BellSouth Savings and Security Plan. Subject to the trustee’s fiduciary obligations, shares in each of the above employee benefit plans for which voting instructions are not received will not be voted. To allow sufficient time for voting by the trustees and/or administrators of the plans, your voting instructions must be received by April 21, 2009.

In addition, the proxy card or a proxy submitted by telephone or through the Internet will constitute voting instructions to the plan administrator under The DirectSERVICE Investment Program sponsored and administered by Computershare Trust Company, N.A. (AT&T’s transfer agent) for shares held on behalf of plan participants.

If a stockholder participates in these plans and/or maintains stockholder accounts under more than one name (including minor differences in registration, such as with or without a middle initial), the stockholder may receive more than one set of proxy materials. To ensure that all shares are voted, please submit proxies for all of the shares you own.

No more than one annual report and Proxy Statement are being sent to multiple stockholders sharing an address, unless AT&T has received contrary instructions from one or more of the stockholders at that address. Stockholders may request a separate copy of the most recent annual report and/or the Proxy Statement by writing the transfer agent at: Computershare Trust Company, N.A., P.O. Box 43078, Providence, RI 02940-3078, or by calling (800) 351-7221. Stockholders calling from outside the United States may call (781) 575-4729. Requests will be responded to promptly. Stockholders sharing an address who desire to receive multiple copies, or who wish to receive only a single copy, of the annual report and/or the Proxy Statement may write or call the transfer agent at the above address or phone numbers to request a change.

A stockholder may designate a person or persons other than those persons designated on the form of proxy to act as the stockholder’s proxy by striking out the name(s) appearing on the proxy card, inserting the name(s) of another person(s) and delivering the signed card to that person(s). The person(s) designated by the stockholder must present the signed proxy card at the meeting in order for the shares to be voted.

Where the stockholder is not the record holder, such as where the shares are held through a broker, nominee, fiduciary or other custodian, the stockholder must provide voting instructions to the record holder of the shares in accordance with the record holder’s requirements in order to ensure the shares are properly voted.

The cost of soliciting proxies will be borne by AT&T. Officers, agents and employees of AT&T and its subsidiaries and other solicitors retained by AT&T may, by letter, by telephone or in person, make additional requests for the return of proxies and may receive proxies on behalf of AT&T. Brokers, nominees, fiduciaries and other custodians will be requested to forward soliciting material to the beneficial owners of shares and will be reimbursed for their expenses. AT&T has retained D. F. King & Co., Inc. to aid in the solicitation of proxies at a fee of $18,000, plus expenses.

Stockholders who together represent 40% of the common stock outstanding and are entitled to vote must be present or represented by proxy in order to constitute a quorum to conduct business at the meeting.

If you plan to attend the meeting in person, please bring the admission ticket (which is attached to the proxy card or the Annual Meeting Notice and Admission Ticket) to the Annual Meeting. If you do not have an admission ticket, you will be admitted upon presentation of photo identification at the door.

AT&T’s executive offices are located at One AT&T Plaza, 208 S. Akard Street, Dallas, Texas 75202.

Board of Directors

The Board of Directors is responsible for our management and direction and for establishing broad corporate policies. In addition, the Board of Directors and various committees of the Board regularly meet to receive and discuss operating and financial reports presented by the Chairman of the Board and Chief Executive Officer and other members of management as well as reports by experts and other advisors. Corporate review sessions are also offered to Directors to help familiarize them with our businesses, technology, and operations. Members of the Board are encouraged to attend Board meetings in person, unless the meeting is held by teleconference. The Board held nine meetings in 2008. All of the Directors attended at least 75% of the total number of meetings of the Board and Committees on which each served. Directors are also expected to attend the Annual Meeting of Stockholders. All of the Directors were present at the 2008 Annual Meeting.

At least four times a year, the non-management members of the Board of Directors meet in executive session, i.e., without management Directors or management personnel present. The Lead Director, who is appointed for a two-year term, presides over these meetings. Gilbert F. Amelio currently serves as Lead Director; his term is scheduled to expire February 1, 2010. Responsibilities of the Lead Director include:

—	Presiding over each session of the non-management Directors;

—	Preparing the agenda for the executive session of the non-management Directors;

—	Acting as the principal liaison between the non-management Directors and the Chairman and Chief Executive Officer;

—	Coordinating the activities of the non-management Directors when acting as a group; and

—

Advising the Chairman and Chief Executive Officer as to the quality, quantity and timeliness of the flow of information from management, including the materials provided to Directors at Board meetings.

Interested persons may contact the Lead Director or the non-management Directors by sending written comments through the Office of the Secretary of AT&T Inc. The Office will either forward the original materials as addressed or provide Directors with summaries of the submissions, with the originals available for review at the Directors’ request.

The Corporate Governance and Nominating Committee is responsible for identifying candidates who are eligible under the qualification standards set forth in our Corporate Governance Guidelines to serve as members of the Board. The Committee is authorized to retain search firms and other consultants to assist it in identifying candidates and fulfilling its other duties. The Committee is not limited to any specific process in identifying candidates and will consider candidates whom stockholders suggest. Candidates are recommended to the Board after consultation with the Chairman of the Board. In recommending Board candidates, the Committee considers a candidate’s:

—	general understanding of elements relevant to the success of a large publicly traded company in the current business environment,

—	understanding of our business, and

—	educational and professional background.

The Committee also gives consideration to a candidate’s judgment, competence, anticipated participation in Board activities, experience, geographic location and special talents or personal attributes. Stockholders who wish to suggest qualified candidates should write to the Senior Vice President and Secretary, AT&T Inc., 208 S. Akard Street, Suite 3241, Dallas, Texas 75202, stating in detail the qualifications of the persons proposed for consideration by the Committee.

Under our Bylaws, the Board of Directors has the authority to determine the size of the Board and to fill vacancies. Currently, the Board is comprised of 15 Directors, one of whom is an executive officer of AT&T. There are no vacancies on the Board. We have included biographical information about each continuing Director on pages 13-16. Holdings of AT&T common stock by AT&T Directors are shown on the table on page 11.

The Board of Directors has nominated the 15 persons listed in this Proxy Statement, beginning on page 13, for election as Directors. Each of the nominees is an incumbent Director of AT&T recommended for re-election by the Corporate Governance and Nominating Committee. Under AT&T’s Corporate Governance Guidelines, a Director will not be nominated for re-election if the Director has reached age 72.

Board Committees

From time to time the Board establishes permanent standing committees and temporary special committees to assist the Board in carrying out its responsibilities. The Board has established seven standing committees of Directors, the principal responsibilities of which are described below. The charters for each of these committees may be found on our web site at www.att.com. The biographical information included later in this Proxy Statement identifies committee memberships held by each Director.

Audit Committee—The Committee met 13 times in 2008. It consists of five independent Directors. The Audit Committee oversees the integrity of our financial statements, the independent auditor’s qualifications and independence, the performance of the internal audit function and independent auditors, and our compliance with legal and regulatory matters, including environmental matters. The Committee is responsible for the appointment, compensation, retention and oversight of the work of the independent auditor. The independent auditor audits the financial statements of AT&T and its subsidiaries.

Corporate Development Committee—The Committee met three times in 2008. It consists of four independent Directors. The Committee reviews mergers, acquisitions, dispositions and similar transactions.

Corporate Governance and Nominating Committee—The Committee met five times in 2008. It consists of five independent Directors. The Committee is responsible for recommending candidates to be nominated by the Board for election by the stockholders, or to be appointed by the Board of Directors to fill vacancies, consistent with the criteria approved by the Board, and recommending committee assignments and the appointment of the Lead Director. In addition, the Committee periodically assesses AT&T’s Corporate Governance Guidelines and makes recommendations to the Board for amendments and also recommends to the Board the compensation of Directors. Finally, the Committee takes a leadership role in shaping corporate governance and oversees an annual evaluation of the Board.

Executive Committee—The Committee did not meet in 2008. It consists of the chairpersons of our six other standing committees and the Chairman of the Board. The Committee was established to assist the Board by acting upon matters when the Board is not in session. The Committee has the full power and authority of the Board to the extent permitted by law, including the power and authority to declare a dividend or to authorize the issuance of common stock.

Finance/Pension Committee—The Committee met four times in 2008. It consists of four independent Directors. The Committee assists the Board in its oversight of our finances, including recommending the payment of dividends and reviewing the management of our debt and investment of our cash reserves.

Human Resources Committee—The Committee met six times in 2008. It consists of four independent Directors. The Committee oversees the compensation practices of AT&T, including the design and administration of employee benefit plans. The Committee is also responsible for establishing the compensation of the Chief Executive Officer and the other executive officers, establishing stock ownership guidelines for officers and developing a management succession plan.

Public Policy Committee—The Committee met three times in 2008. It consists of five independent Directors. The Committee assists the Board in its oversight of policies related to corporate social responsibility, as well as political and charitable contributions.

Independence of Directors

The New York Stock Exchange (“NYSE”) prescribes independence standards for companies listed on the NYSE, including us. These standards require a majority of the Board to be independent. They also require every member of the Audit Committee, Human Resources Committee, and Corporate Governance and Nominating Committee to be independent. A Director is considered independent only if the Board of Directors “affirmatively determines that the Director has no material relationship with the listed company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company).” In addition, the Board of Directors has adopted certain additional standards for determining the independence of its members. In accordance with the NYSE standards, a Director is not independent if:

—	The Director is, or has been within the last three years, an employee of AT&T, or an immediate family member is, or has been within the last three years, an executive officer of AT&T;

—

The Director has received, or has an immediate family member who has received, during any 12-month period within the last three years, more than $120,000 in direct compensation from AT&T, other than Director and committee fees and pension or other forms of deferred compensation for prior service (provided the compensation is not contingent in any way on continued service);

—

(a) The Director or an immediate family member is a current partner of a firm that is our internal or external auditor; (b) the Director is a current employee of such a firm; (c) the Director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (d) The Director or an immediate family member was within the last three years (but is no longer) a partner or an employee of such a firm and personally worked on our audit within that time period;

—

The Director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of our present executive officers at the same time serves or served on that company’s compensation committee; or

—

The Director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, us for property or services in an amount which, in any of the last three fiscal years, is more than the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

Additional standards for determining independence of Directors have been established by our Board and are set forth in our Corporate Governance Guidelines, which can be found on our web site at www.att.com. These additional standards are:

—

A Director who owns, together with any ownership interests held by members of the Director’s immediate family, 10% of another company that makes payments to or receives payments from us (together with our consolidated subsidiaries) for property or services in an amount which, in any single fiscal year, is more than the greater of $1 million or 2% of such other company’s consolidated gross revenues, is not independent until three years after falling below such threshold.

—

A Director who is, or whose immediate family member is, a director, trustee or officer of a charitable organization, or holds a similar position with such an organization, and we (together with our consolidated subsidiaries) make contributions to the charitable organization in an amount which exceeds, in any single fiscal year, the greater of $1 million per year or at least 5% of such organization’s consolidated gross revenues, is not independent until three years after falling below such threshold.

The Board of Directors, using these standards for determining the independence of its members, has determined that the following Directors are independent: William F. Aldinger III, Gilbert F. Amelio, Reuben V. Anderson, James H. Blanchard, August A. Busch III, Jaime Chico Pardo, James P. Kelly, Jon C. Madonna, Lynn M. Martin, John B. McCoy, Mary S. Metz, Joyce M. Roché, Laura D’Andrea Tyson and Patricia P. Upton. Each member of the Audit Committee, the Corporate Governance and Nominating Committee, and the Human Resources Committee is independent.

Compensation of Directors

The compensation of Directors is determined by the Board with the advice of the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee is composed entirely of independent Directors. None of our employees serve on this Committee. The Committee’s current members are August A. Busch III (Chairman), James P. Kelly, John B. McCoy, Mary S. Metz, and Joyce M. Roché. Under its charter (available on our web site at www.att.com), the Committee periodically, and at least every two years, reviews the compensation and benefits provided to Directors for their service, and makes recommendations to the Board for changes. This includes not only Director retainers and fees, but also Director compensation and benefit plans.

The Committee’s charter authorizes the Committee to employ independent compensation and other consultants to assist in fulfilling its duties. The Committee may also form and delegate authority to subcommittees. From time to time, the Committee engages Total Rewards Strategies, LLC, an employee benefits and compensation consulting firm (which also acts as a consultant to the Human Resources Committee on executive compensation matters), to provide the Committee with information regarding director compensation paid by companies principally in the Fortune 50, Fortune 100 and a special comparator group used by the Human Resources Committee. In reviewing Director compensation, the Committee may request Total Rewards Strategies to provide a study of director compensation disclosed in proxy statements of companies in the comparison groups. After reviewing the study, the Committee may make recommendations to the Board for modifying the compensation of Directors. In addition, from time to time, the Chief Executive Officer may make recommendations to the Committee or the Board about types and amounts of appropriate compensation and benefits for directors.

Directors who are employed by us or one of our subsidiaries receive no separate compensation for serving as Directors or as members of Board committees. Non-employee Directors receive an annual retainer of $85,000, together with $2,000 for each Board meeting or review session attended. Committee members receive $1,700 for each committee meeting attended, except that members of the Audit and Human Resources Committees receive $2,000 for each meeting attended in person. The Chairperson of each committee receives an additional annual retainer of $5,000, except for the Chairpersons of the Audit and Human Resources Committees, each of whom receives an additional annual retainer of $20,000. The Lead Director also receives an additional annual retainer of $20,000. Retainers may be taken in cash or invested in AT&T stock.

Under the AT&T Non-Employee Director Stock and Deferral Plan (the “Director Deferral Plan”), Directors may choose to defer the receipt of their fees and all or part of their retainers into either deferred stock units or into a cash deferral account. Each deferred stock unit is equivalent to a share of common stock and earns dividend equivalents in the form of additional deferred stock units. Directors purchase the deferred stock units at the fair market value of AT&T common stock. Deferred stock units are paid in cash in a lump sum or in up to 15 annual installments, at the Director’s election, after the Director ceases service with the Board. In addition, under the Director Deferral Plan each non-employee Director annually receives one and one-half times his or her base annual retainer in the form of deferred stock units. Each Director who joined the Board after November 21, 1997, and before September 24, 2004, receives an additional annual grant of $13,000 in the form of deferred stock units, limited to ten annual grants; no additional grants will be made after 2009. The annual grants are fully earned and vested at issuance. These deferred stock units are paid out in cash at the same time as deferred stock units acquired with deferred retainers and fees.

Deferrals into the cash deferral account under the Director Deferral Plan earn interest during the calendar year at a rate equal to the Moody’s Long-Term Corporate Bond Yield Average for September of the preceding year (“Moody’s Rate”). This interest rate roughly approximates the market interest rate prescribed by the Securities and Exchange Commission (“SEC”) for disclosure purposes. Amounts earned above the SEC interest rate, if any, are included in the “Director Compensation” table on page 8 under the heading “Change in Pension Value and Nonqualified Deferred Compensation Earnings.” Directors may annually choose to convert their cash deferral accounts into deferred stock units at the fair market value of our stock at the time of the conversion.

AT&T does not offer non-employee Directors a retirement plan or pension. However, Directors who joined the Board before 1997 have vested rights in a former pension plan that we no longer offer. Only benefits that have already vested are payable under the plan. Each Director who is vested in the former pension plan, upon retirement, will receive an annual pension equal to 10% of the annual retainer in effect at the time of his or her retirement multiplied by the number of years of service not to exceed ten years. The payments will continue for the life of the Director. If the Director dies before receiving ten years of payments, the Director’s beneficiaries will receive the payments for the remainder of the ten-year period.

Upon our acquisition of Pacific Telesis Group (“PTG”) on April 1, 1997, certain of the former PTG Directors joined our Board. As part of their service with PTG, these Directors previously received PTG Deferred Stock Units, which were issued in exchange for a waiver by the Directors of certain retirement benefits. The PTG Deferred Stock Units are fully vested, earn dividend equivalents and are paid out in the form of cash after the retirement of the Director. After the acquisition of PTG, the Deferred Stock Units were modified so that their value was based on AT&T stock instead of PTG stock. Service as a Director of AT&T is deemed service with PTG for these benefits. In addition, these Directors were allowed to continue their prior deferrals of PTG retainers and fees made before they joined the AT&T Board at the PTG rates. Under the PTG plans, deferrals earn a rate of interest equal to Moody’s Rate plus 4% for deferrals from 1985 through 1992, Moody’s Rate plus 2% for deferrals from 1993 through 1995, and the ten-year Treasury Note average for the month of September for the prior year plus 2% for deferrals after 1995.

Similarly, upon our acquisition of BellSouth Corporation on December 29, 2006, certain of the former BellSouth Directors joined our Board. These Directors had previously made cash- and stock-based deferrals under the BellSouth Corporation Directors’ Compensation Deferral Plan, which was no longer offered after 2006. These deferrals pay out in accordance with the choices of the Directors. Cash deferrals earn a rate of interest equal to Moody’s Monthly Average of Yields of Aa Corporate Bonds for the previous July, while earnings on deferrals in the form of stock units are reinvested in additional deferred stock units at the fair market value of the underlying stock.

In addition, under the BellSouth Nonqualified Deferred Compensation Plan offered to BellSouth Directors prior to its acquisition, Directors were permitted to make up to five annual deferrals of up to 100% of their compensation. For deferrals made in 1995 and 1996, the plan returned the original deferred amount in the 7th year after the deferral year. No interim distributions were granted for subsequent deferral years. For deferrals made from 1995 through 1999, Directors received fixed interest rates of 16%, 12.7%, 12.8%, 12.4% and 11.8%, respectively. Distributions are made at times elected by the Directors. BellSouth discontinued offering this plan in 2000.

Director Compensation

Director	Fees Earned or Paid in Cash (1) ($)	Stock Awards (2) (3) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (4) ($)	All Other Compensation (5) ($)	Total ($)
William F. Aldinger III	136,000	127,500	0	21,189	284,689
Gilbert F. Amelio	167,233	127,500	591	3,948	299,272
Reuben V. Anderson	120,650	127,500	51,348	1,478	300,976
James H. Blanchard	123,250	127,500	41,311	4,129	296,190
August A. Busch III	121,900	127,500	0	7,158	256,558
Jaime Chico Pardo (6)	37,733	0	0	0	37,733
James P. Kelly	137,100	127,500	0	1,619	266,219
Charles F. Knight (6)	39,100	0	0	19,768	58,868
Jon C. Madonna	153,700	127,500	0	3,587	284,787
Lynn M. Martin	126,000	140,500	0	3,260	269,760
John B. McCoy	128,633	140,500	0	15,068	284,201
Mary S. Metz	118,600	127,500	3,841	13,356	263,297
Toni Rembe (6)	41,100	0	578	12,225	53,903
Joyce M. Roché	116,600	140,500	0	10,027	267,127
Laura D’Andrea Tyson	111,200	140,500	748	4,004	256,452
Patricia P. Upton	121,500	127,500	0	4,325	253,325

1.	The following table shows the number of deferred stock units purchased in 2008 by each Director with deferrals of their retainers and fees. Each year, Directors may elect to make monthly purchases during the following calendar year of deferred stock units at the fair market value of our stock at the time of the purchase.

Director	Deferred Stock Units	Director	Deferred Stock Units
Gilbert F. Amelio	5,077	Charles F. Knight	1,025
Reuben V. Anderson	2,712	John B. McCoy	3,935
James H. Blanchard	1,050	Toni Rembe	636
August A. Busch III	3,739	Joyce M. Roché	2,585
James P. Kelly	1,612

2.	This represents an annual grant of deferred stock units that are immediately vested, valued using the grant date value in accordance with Statement of Financial Accounting Standard (“FAS”) 123R, and deferred. The deferred stock units will be paid out in cash after the Director ceases his or her service with the Board at the times elected by the Director.

3.	Each of Mr. Aldinger and Mr. Madonna hold 1,017 outstanding restricted stock units which were received while they were serving on the Board of Directors of AT&T Corp., before its acquisition by AT&T Inc. (then known as SBC Communications Inc.). Pursuant to the acquisition agreement, these restricted stock units were converted into AT&T Inc. units. The units vest in 2009. At vesting of the units, each unit is converted into a share of AT&T Inc. stock. Termination of service on the Board before vesting of these units will result in forfeiture of the units. Mr. Madonna was also issued options by AT&T Corp., which were converted into options to acquire 2,496 shares of AT&T Inc. common stock. Similarly, Mr. Anderson, Mr. Blanchard, and Mr. Kelly hold 50,560 options, 62,334 options, and 41,099 options, respectively, that were originally granted by BellSouth Corporation while they served on the BellSouth Board before its 2006 acquisition by AT&T Inc.

4.	Amounts shown represent the difference between market interest rates determined pursuant to SEC rules and actual rates used to determine earnings on deferred compensation.

5.	Under the AT&T Higher Education/Cultural Matching Gift Program, which covers AT&T employees as well as Directors, the AT&T Foundation matches charitable contributions ranging from $25 to $15,000 per year by active Directors. In 2008, a total of $61,386 was paid on behalf of active Directors under the program. The amounts reported in this column include the following matching contributions paid on behalf of the following Directors: Mr. Aldinger—$15,000, Mr. Blanchard—$1,000, Mr. Knight—$15,000, Mr. McCoy—$8,000, Dr. Metz—$6,600, Ms. Rembe—$10,000, and Ms. Roché—$5,786.

6.	Mr. Knight and Ms. Rembe retired from the board in April 2008; Mr. Chico joined the Board in September 2008.

Related Person Transactions

Under the rules of the SEC, public issuers, such as AT&T, must disclose certain “Related Person Transactions.” These are transactions in which the Company is a participant where the amount involved exceeds $120,000, and a Director, executive officer or holder of more than 5% of our common stock has a direct or indirect material interest.

AT&T has adopted a written policy requiring that each Director or executive officer involved in such a transaction notify the Corporate Governance and Nominating Committee and that each such transaction be approved or ratified by the Committee.

In determining whether to approve a Related Person Transaction, the Committee will consider the following factors, among others, to the extent relevant to the Related Person Transaction:

—	whether the terms of the Related Person Transaction are fair to the Company and on the same basis as would apply if the transaction did not involve a related person,

—	whether there are business reasons for the Company to enter into the Related Person Transaction,

—	whether the Related Person Transaction would impair the independence of an outside director, and

—

whether the Related Person Transaction would present an improper conflict of interest for any of our Directors or executive officers, taking into account the size of the transaction, the overall financial position of the Director, executive officer or other related person, the direct or indirect nature of the Director’s, executive officer’s or other related person’s interest in the transaction and the ongoing nature of any proposed relationship, and any other factors the Committee deems relevant.

A Related Person Transaction entered into without the Committee’s pre-approval will not violate this policy, or be invalid or unenforceable, so long as the transaction is brought to the Committee as promptly as reasonably practical after it is entered into or after it becomes reasonably apparent that the transaction is covered by this policy.

During 2008, a brother of Ronald E. Spears (President and Chief Executive Officer, AT&T Business Solutions) was employed by a subsidiary with an approximate rate of pay, including commissions, of $207,000. This rate of pay is similar to those paid for comparable positions at the Company. The employment of this person was approved by the Corporate Governance and Nominating Committee under the Company’s Related Party Transactions Policy.

Under the relocation plan for all employees moving as a result of the Company headquarters move to Dallas, the Company paid certain expenses incurred in the sale of employee homes. If the employee was not able to timely sell a home, the Company purchased the home at the higher of two independent appraisals. If the employee found a buyer offering at least 90% of the appraised value, the Company purchased the home from the employee at the appraised value or the actual sale price, whichever was higher, and paid a bonus of 3% of the sales price, and then completed the sale to the buyer. If the employee paid more for the home than the appraised value, then the loss on sale feature of the plan reimbursed the employee for the difference, including any resulting taxes.

Mr. Stephenson and Mr. Watts each sold their homes to the Company at appraised values of $1,700,000 and $660,000, respectively. Their homes have not yet been resold. The Company paid Mr. Cicconi $807,317 for his home (representing his original purchase price under the loss on sale feature) and $22,000 as a home sale bonus because he found a buyer for the home at not less than 90% of the appraised value; the Company sold Mr. Cicconi’s home to a third-party buyer for $740,000. The Company paid Mr. de la Vega $3,050,000 for his home (representing the appraised amount) and $87,000 as a home sale bonus because he found a buyer for the home at not less than 90% of the appraised value; the Company sold Mr. de la Vega’s home to a third-party buyer for $2,900,000. The Company paid Mr. Wilkins $4,490,000 for his home (representing the 3rd party’s purchase price) and $134,700 as a home sale bonus because he found a buyer for the home at not less than 90% of the appraised value; the Company sold Mr. Wilkins’ home to a third-party buyer for $4,490,000. Because Mr. Wilkins found a buyer before his home was appraised, we treated the resale price as the appraised price. The Company was responsible for commissions and closing costs on the resale of each home. Each of these transactions was approved by the Corporate Governance and Nominating Committee under the Company’s Related Party Transactions Policy. See note 4 to the “Summary Compensation Table” for moving expenses and other relocation benefits provided to executive officers in connection with the movement of AT&T’s headquarters.

Common Stock Ownership

The following table lists the beneficial ownership of AT&T common stock and non-voting stock units as of December 31, 2008, held by each Director, nominee and officer named in the “Summary Compensation Table” on page 44. As of that date, each Director and officer listed below, and all Directors and executive officers as a group, owned less than 1% of our outstanding common stock. Except as noted below, the persons listed in the table have sole voting and investment power with respect to the securities indicated.

Name of Beneficial Owner	Total AT&T Beneficial Ownership (including options) (1)	Non-Voting Stock Units (2)	Name of Beneficial Owner	Total AT&T Beneficial Ownership (including options) (1)	Non-Voting Stock Units (2)
William F. Aldinger III	18,718	13,338	Patricia P. Upton	14,164	39,974
Gilbert F. Amelio	5,400	68,971	Randall L. Stephenson	1,304,425	253,110
Reuben V. Anderson	71,500	10,496	Richard G. Lindner	314,447	85,095
James H. Blanchard	130,255	8,787	Rafael de la Vega	540,798	0
August A. Busch III (3)	146,354	117,249	Forrest E. Miller	661,630	90,720
Jaime Chico Pardo (4)	13,800	0	John T. Stankey	223,608	36,382
James P. Kelly	47,066	9,705
Jon C. Madonna	16,052	11,035
Lynn M. Martin	6,851	39,848	All executive officers
John B. McCoy	31,584	76,930	and Directors as a
Mary S. Metz	4,112	45,631	group (consisting of
Joyce M. Roché	2,041	63,747	26 persons, including
Laura D’Andrea Tyson	11,648	43,811	those named above)	6,222,119	1,129,773

1.	The table above includes presently exercisable stock options and stock options that became exercisable within 60 days of the date of this table. The following Directors and executive officers hold the following numbers of options: Mr. Anderson—50,560, Mr. Blanchard—62,334, Mr. Kelly—41,099, Mr. Madonna—2,496, Mr. Stephenson—1,045,125, Mr. Lindner—22,350, Mr. de la Vega—494,832, Mr. Miller—552,275, Mr. Stankey—174,269, and all executive officers and Directors as a group—4,724,176. In addition, of the shares shown in the table above, the following persons share voting and investment power with other persons with respect to the following numbers of shares: Dr. Amelio—5,382, Mr. Blanchard—390, Mr. Busch—6,600, Mr. Madonna—13,556, Dr. Metz—797, Dr. Tyson—11,648, Ms. Upton—5,025, Mr. Stephenson—237,091, Mr. Lindner—91,790, Mr. Miller—108,613, and Mr. Stankey—47,446.

2.	Represents number of vested stock units held by the Director or executive officer, where each stock unit is equal in value to one share of AT&T stock. The stock units are paid in stock or cash depending upon the plan and the election of the Director at times specified by the relevant plan. None of the stock units listed may be converted into common stock within 60 days of the date of this table. As noted under “Compensation of Directors,” AT&T’s plans permit non-employee Directors to acquire stock units (also referred to as deferred stock units) by deferring the receipt of fees and retainers into stock units and through a yearly grant of stock units. Officers may acquire stock units by participating in stock-based compensation deferral plans. Certain of the Directors also hold stock units issued by companies prior to their acquisition by AT&T that have been converted into AT&T stock units. Stock units carry no voting rights.

3.	Mr. Busch disclaims beneficial ownership of 3,300 shares held in a trust for a sister.

4.	Mr. Chico joined the Board in September 2008.

Matters To Be Voted Upon

Each share of AT&T common stock represented at the Annual Meeting is entitled to one vote on each matter properly brought before the meeting. All matters, except as provided below, are determined by a majority of the votes cast, unless a greater number is required by law or the Certificate of Incorporation for the action proposed. A majority of votes cast means the number of shares voted “for” a matter exceeds the number of votes cast “against” such matter.

In the election of Directors, each Director is elected by the vote of the majority of the votes cast with respect to that Director’s election. Under our Bylaws, if a nominee for Director is not elected and the nominee is an existing Director standing for re-election (or “incumbent” Director), the Director must promptly tender his or her resignation to the Board, subject to the Board’s acceptance. The Corporate Governance and Nominating Committee will make a recommendation to the Board as to whether to accept or reject the tendered resignation, or whether other action should be taken. The Board will act on the tendered resignation, taking into account the Corporate Governance and Nominating Committee’s recommendation, and publicly disclose (by a press release, a filing with the SEC or other broadly disseminated means of communication) its decision regarding the tendered resignation and the rationale behind the decision within 90 days from the date of the certification of the election results. The Corporate Governance and Nominating Committee in making its recommendation and the Board of Directors in making its decision may each consider any factors or other information that they consider appropriate and relevant. Any Director who tenders his or her resignation as described above will not participate in the recommendation of the Corporate Governance and Nominating Committee or the decision of the Board of Directors with respect to his or her resignation.

If the number of persons nominated for election as Directors as of ten days before the record date for determining stockholders entitled to notice of or to vote at such meeting shall exceed the number of Directors to be elected, then the Directors shall be elected by a plurality of the votes cast. Because no persons other than the incumbent Directors have been nominated for election at the 2009 Annual Meeting, each nominee must receive a majority of the votes cast for that nominee to be elected to the Board.

The proposal to increase the number of authorized shares will require the affirmative vote of a majority of the outstanding shares. All other matters at the 2009 Annual Meeting will be determined by a majority of the votes cast. Shares represented by proxies marked “abstain” with respect to the proposals described on the proxy card and by proxies marked to deny discretionary authority on other matters will not be counted in determining the vote obtained on such matters. If the proxy is submitted and no voting instructions are given, the person or persons designated on the card will vote the shares for the election of the Board of Directors’ nominees and in accordance with the recommendations of the Board of Directors on the other subjects listed on the proxy card and at their discretion on any other matter that may properly come before the meeting.

Under the rules of the New York Stock Exchange, on certain routine matters, brokers may, at their discretion, vote shares they hold in “street name” on behalf of beneficial owners who have not returned voting instructions to the brokers. Routine matters include the election of Directors, the ratification of the appointment of the independent auditors, and the proposal to increase the number of authorized shares. In instances where brokers are prohibited from exercising discretionary authority (so-called “broker non-votes”), the shares they hold are not included in the vote totals. At the 2009 Annual Meeting, brokers will be prohibited from exercising discretionary authority with respect to each of the stockholder proposals (Items 4 through 9). Because broker non-votes are not included in the vote, they will have no effect on the vote for any of the proposals.

Election of Directors (Item No. 1)

The following persons, each of whom is currently a Director of AT&T, have been nominated by the Board of Directors on the recommendation of the Corporate Governance and Nominating Committee for election to one-year terms of office that would expire at the 2010 Annual Meeting.

RANDALL L. STEPHENSON, age 48, is Chairman of the Board, Chief Executive Officer and President of AT&T Inc. and has served in this capacity since June 2007. Before being named Chairman and Chief Executive Officer, Mr. Stephenson had served as Chief Operating Officer of AT&T Inc. since April 2004. He was Senior Executive Vice President and Chief Financial Officer of AT&T Inc. from August 2001 through May 2004. Prior to becoming Chief Financial Officer, Mr. Stephenson held a variety of high-level finance and marketing positions with AT&T or its subsidiaries since 1996. He first joined AT&T through its subsidiary, Southwestern Bell Telephone Company, in 1982. He is the Chairman of the Executive Committee. He has been a Director of AT&T since June 2005. Mr. Stephenson is a Director of Emerson Electric Co.

WILLIAM F. ALDINGER III, age 61, was Chairman from March 2008 and Chief Executive Officer from June 2006 of Capmark Financial Group Inc. (a commercial real estate finance company headquartered in San Mateo, California) until his retirement in December 2008. Mr. Aldinger was Chairman and Chief Executive Officer of HSBC North America Holdings Inc. (a financial services company in Prospect Heights, Illinois) from January 2004 until April 2005. He also served as Chairman from 1996 and Chief Executive Officer from 1994 of HSBC Finance Corporation (formerly Household International, Inc.) until April 2005. Mr. Aldinger has been a Director of AT&T since November 2005. He served as a Director of AT&T Corp. from 2003 until the company was acquired by AT&T Inc. (then known as SBC Communications Inc.) in 2005. Mr. Aldinger is a member of the Audit Committee and the Human Resources Committee. He is a Director of Illinois Tool Works Inc.; KKR Financial Corp.; and Charles Schwab Corporation.

GILBERT F. AMELIO, age 66, who began his career at Bell Labs, is Senior Partner of Sienna Ventures (a privately-held venture capital firm in Sausalito, California) and has acted in this capacity since April 2001. Dr. Amelio was Chairman and Chief Executive Officer of Jazz Technologies, Inc. (a wholly owned subsidiary of Tower Semiconductor Ltd., an independent specialty wafer foundry) from August 2005 until his retirement in September 2008 (when he was named Chairman Emeritus). Dr. Amelio was Chairman and Chief Executive Officer of Beneventure Capital, LLC (a full-service venture capital firm in San Francisco, California) from 1999 to 2005 and was Principal of Aircraft Ventures, LLC (a consulting firm in Newport Beach, California) from April 1997 to December 2004. In 2008, Acquicor Management LLC (a former shareholder of Jazz Technologies, Inc.), where Dr. Amelio has served as the sole managing member since 2005, declared bankruptcy. Dr. Amelio was elected a Director of AT&T in February 2001 and had previously served as an Advisory Director of AT&T (then known as SBC Communications Inc.) from April 1997 to February 2001. He served as a Director of Pacific Telesis Group from 1995 until the company was acquired by AT&T in 1997. He is the Chairman of the Human Resources Committee and a member of the Executive Committee and the Public Policy Committee.

REUBEN V. ANDERSON, age 66, is a senior partner in the law firm of Phelps Dunbar, LLP in Jackson, Mississippi, where he has served as a partner since 1991. He served as a Mississippi Supreme Court Justice from 1985 to 1990. Mr. Anderson was elected a Director of AT&T in December 2006. He served as a Director of BellSouth Corporation from 1994 until the company was acquired by AT&T in 2006. He is the Chairman of the Public Policy Committee and a member of the Executive Committee and the Finance/Pension Committee. Mr. Anderson is a Director of The Kroger Co. and Trustmark Corporation.

JAMES H. BLANCHARD, age 67, was Chairman of the Board of Synovus Financial Corp. (a diversified financial services holding company in Columbus, Georgia) and served in this capacity from July 2005 to October 2006. He served as Chief Executive Officer of Synovus Financial Corp. from January 1971 to July 2005. Mr. Blanchard was elected a Director of AT&T in December 2006. He served as a Director of BellSouth Corporation from 1994 until the company was acquired by AT&T in 2006. He is the Chairman of the Corporate Development Committee and a member of the Executive Committee and the Human Resources Committee. Mr. Blanchard is a Director of Synovus Financial Corp. and Total System Services, Inc.

AUGUST A. BUSCH III, age 71, was Chairman of the Board of Anheuser-Busch Companies, Inc. (a brewing, packaging, and family entertainment holding company in St. Louis, Missouri) from 1977 until his retirement in December 2006. Mr. Busch also served as Chief Executive Officer of Anheuser-Busch Companies, Inc. from 1975 until June 2002. Mr. Busch has been a Director of AT&T since October 1983. He served as a Director of Southwestern Bell Telephone Company from 1980 to 1983. He is the Chairman of the Corporate Governance and Nominating Committee and a member of the Corporate Development Committee and the Executive Committee. Mr. Busch is a Director of Emerson Electric Co. and Grupo Modelo, S.A. de C.V.

JAIME CHICO PARDO, age 59, is Chairman of the Board of Teléfonos de México, S.A.B. de C.V. (Telmex) (a telecommunications company based in Mexico City) and has served in this capacity since October 2006. Since November 2006, he has been Co-Chairman of IDEAL (a publicly listed company in the business of investing and managing infrastructure assets in Latin America). He has also been Chairman of Carso Global Telecom, S.A. de C.V. since 1996. He was Vice Chairman and Chief Executive Officer of Telmex from 1995 until October 2006. Mr. Chico was elected a Director of AT&T in September 2008. He is a member of the Audit Committee. He is a Director of América Móvil, S.A.B. de C.V.; Carso Global Telecom, S.A. de C.V.; Grupo Carso, S.A. de C.V.; Honeywell International Inc.; IDEAL; Teléfonos de México, S.A.B. de C.V.; and Telmex International, S.A.B. de C.V.

JAMES P. KELLY, age 65, was Chairman of the Board and Chief Executive Officer of United Parcel Service, Inc. (a global express carrier and package distribution logistics company in Atlanta, Georgia) from 1997 until his retirement in 2002. Mr. Kelly was elected a Director of AT&T in December 2006. He served as a Director of BellSouth Corporation from 2000 until the company was acquired by AT&T in 2006. He is a member of the Audit Committee and the Corporate Governance and Nominating Committee.

JON C. MADONNA, age 65, was Chairman and Chief Executive Officer of KPMG (an international accounting and consulting firm in New York, New York) from 1990 until his retirement in 1996. He was with KPMG for 28 years where he held numerous senior leadership positions throughout his career. Subsequent to his retirement from KPMG, Mr. Madonna served as Vice Chairman of Travelers Group, Inc. from 1997 to 1998 and President and Chief Executive Officer of Carlson Wagonlit Corporate Travel, Inc. from 1999 to 2000. He was Chief Executive Officer of DigitalThink, Inc. from 2001 to 2002 and was Chairman of DigitalThink, Inc. from April 2002 to May 2004. Mr. Madonna has been a Director of AT&T since November 2005. He served as a Director of AT&T Corp. from 2002 until the company was acquired by AT&T Inc. (then known as SBC Communications Inc.) in 2005. Mr. Madonna is the Chairman of the Audit Committee and a member of the Corporate Development Committee and the Executive Committee. He is a Director of Freeport-McMoRan Copper & Gold Inc. and Tidewater Inc.

LYNN M. MARTIN, age 69, is President of The Martin Hall Group, LLC (a human resources consulting firm in Chicago, Illinois) and has served in this capacity since January 2005. Ms. Martin was Chair of the Council for the Advancement of Women and Advisor to the firm of Deloitte & Touche LLP (an auditing and management consulting services firm in Chicago, Illinois) from 1993 until September 2005. She served as U.S. Secretary of Labor from 1991 to 1993 and as a member of the U.S. House of Representatives from Illinois from 1981 to 1991. Ms. Martin has been a Director of AT&T since October 1999. She served as a Director of Ameritech Corporation from 1993 until the company was acquired by AT&T (then known as SBC Communications Inc.) in 1999. Ms. Martin is a member of the Audit Committee and the Finance/Pension Committee. She is a Director of Constellation Energy Group, Inc.; certain Dreyfus Funds; The Procter & Gamble Company; and Ryder System, Inc.

JOHN B. MCCOY, age 65, was Chairman from November 1999 and Chief Executive Officer from October 1998 of Bank One Corporation (commercial and consumer bank based in Chicago, Illinois) until his retirement in December 1999, and Chairman and Chief Executive Officer of its predecessor, Banc One Corporation, from 1987 to 1998. Mr. McCoy has been a Director of AT&T since October 1999. He served as a Director of Ameritech Corporation from 1991 until the company was acquired by AT&T (then known as SBC Communications Inc.) in 1999. He is the Chairman of the Finance/Pension Committee and a member of the Corporate Governance and Nominating Committee and the Executive Committee. He is a Director of Cardinal Health, Inc. and Onex Corporation.

MARY S. METZ, age 71, is Chair Emerita of the Board of Trustees of American Conservatory Theater (a nonprofit nationally renowned theater and an accredited conservatory in San Francisco, California), where she served as Chair of the Board of Trustees from November 2004 until June 2007. Dr. Metz is also President Emerita of Mills College. She was President of S. H. Cowell Foundation in San Francisco, California, from January 1999 until her retirement in March 2005, and was Dean of the University Extension of the University of California at Berkeley from 1991 until 1998. Dr. Metz has been a Director of AT&T since April 1997. She served as a Director of Pacific Telesis Group from 1986 until the company was acquired by AT&T (then known as SBC Communications Inc.) in 1997. She is a member of the Corporate Governance and Nominating Committee and the Public Policy Committee. Dr. Metz is a Director of Pacific Gas and Electric Company and UnionBanCal Corporation.

JOYCE M. ROCHÉ, age 61, is President and Chief Executive Officer of Girls Incorporated (a national nonprofit research, education, and advocacy organization in New York, New York) and has served in this capacity since September 2000. Ms. Roché was an independent marketing consultant from 1998 to 2000. She was President and Chief Operating Officer of Carson, Inc. from 1996 to 1998, and Executive Vice President of Global Marketing of Carson, Inc. from 1995 to 1996. Ms. Roché has been a Director of AT&T since October 1998. She served as a Director of Southern New England Telecommunications Corporation from 1997 until the company was acquired by AT&T (then known as SBC Communications Inc.) in 1998. She is a member of the Corporate Governance and Nominating Committee and the Public Policy Committee. She is a Director of Macy’s, Inc. and Tupperware Brands Corporation.

LAURA D’ANDREA TYSON, age 61, is S. K. and Angela Chan Professor of Global Management at the Walter A. Haas School of Business, University of California at Berkeley, and has served in this capacity since July 2008. She has also been Professor of Business Administration and Economics at the Walter A. Haas School of Business, University of California at Berkeley, since January 2007. Dr. Tyson was Dean of London Business School, London, England, from January 2002 until December 2006. She was Dean of the Walter A. Haas School of Business at the University of California at Berkeley from July 1998 to December 2001. Dr. Tyson served as Professor of Economics and Business Administration at the University of California at Berkeley from 1997 to 1998. She served as National Economic Adviser to the President of the United States from 1995 to 1996 and as Chair of the White House Council of Economic Advisers from 1993 to 1995. Dr. Tyson has been a Director of AT&T since October 1999. She served as a Director of Ameritech Corporation from 1997 until the company was acquired by AT&T (then known as SBC Communications Inc.) in 1999. She is a member of the Corporate Development Committee and the Finance/Pension Committee. Dr. Tyson is a Director of Eastman Kodak Company and Morgan Stanley.

PATRICIA P. UPTON, age 70, is President and Chief Executive Officer of Aromatique, Inc. (manufacturer and wholesaler of decorative fragrances in Heber Springs, Arkansas) and has served in this capacity since 1982. Ms. Upton has been a Director of AT&T since June 1993. She is a member of the Human Resources Committee and the Public Policy Committee.

If one or more of the nominees should at the time of the meeting be unavailable or unable to serve as a Director, the shares represented by the proxies will be voted to elect the remaining nominees and any substitute nominee or nominees designated by the Board. The Board knows of no reason why any of the nominees would be unavailable or unable to serve.

Your Board of Directors Recommends a Vote “FOR”

Each of the Above Nominees for Election as Directors.

Ratification of the Appointment of Ernst & Young LLP as Independent Auditors (Item No. 2)

This proposal would ratify the Audit Committee’s appointment of the firm of Ernst & Young LLP to serve as independent auditors of AT&T Inc. for the fiscal year ending December 31, 2009. This firm has audited the accounts of AT&T since 1983. If stockholders do not ratify the appointment of Ernst & Young LLP, the Committee will reconsider the appointment. One or more members of Ernst & Young LLP are expected to be present at the Annual Meeting, will be able to make a statement if they so desire and will be available to respond to appropriate questions.

Your Board of Directors Recommends a Vote “FOR” Ratification

of the Appointment of Ernst & Young LLP as Independent Auditors.

Amendment to the Restated Certificate of Incorporation of AT&T Inc. to Increase the Number of Authorized Shares of Common Stock (Item No. 3)

Your Board of Directors recommends approval of an amendment to AT&T’s Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 7 billion shares to 14 billion shares. The Board of Directors has unanimously approved the amendment, declared it to be advisable and directed that it be submitted to the stockholders for approval at the Annual Meeting. No increase is proposed in the number of preferred shares that are currently authorized. The number of authorized shares of common stock was last increased in 1998, from 2.2 billion shares to 7 billion shares.

Under this proposal, the first paragraph of Article Five of the Restated Certificate of Incorporation would be amended to read as follows:

ARTICLE FIVE

The aggregate number of shares which the corporation is authorized to issue is 14,010,000,000 shares, consisting of 14,000,000,000 common shares having a par value of $1 per share and 10,000,000 preferred shares having a par value of $1 per share.

As of January 30, 2009, there were approximately 5.9 billion shares of common stock issued and outstanding out of a total authorized number of 7 billion shares. In order to have a sufficient number of shares of common stock available for issuance in connection with subsequent stock splits, acquisitions, financings, compensation and benefit plans and other proper corporate purposes, your Directors recommend an amendment to the Restated Certificate of Incorporation to increase the number of authorized shares. If approved, the amendment would allow the Board of Directors to issue additional shares without further stockholder approval, unless required by applicable law or stock exchange rules. Although AT&T has no specific plans at this time for use of the additional shares except in connection with existing compensation and benefit plans, having additional authorized shares available for issuance in the future would give AT&T greater flexibility and would allow such shares to be issued without the expense and delay of a special stockholders’ meeting or waiting until the next annual meeting.

The rights of the additional common stock would be identical to rights of the common stock now authorized under the Restated Certificate of Incorporation. Although the authorization of additional shares pursuant to the amendment will not, by itself, affect the rights of existing stockholders, the issuance of such shares could dilute the rights of existing stockholders. Holders of common stock do not have preemptive rights to subscribe for additional securities which may be issued by AT&T. Although the Board has no present intention of doing so, the additional shares of common stock could be used to make it more difficult to effect a change in control of AT&T. Presently, the Board knows of no attempt to obtain control of the Company.

If approved, this amendment will become effective upon filing of a certificate of amendment to our Restated Certificate of Incorporation with the Secretary of State of Delaware, which we would do promptly after the Annual Meeting.

Your Board of Directors Recommends a Vote “FOR”

Amendment of the Certificate of Incorporation of AT&T

Stockholder Proposals (Items 4 through 9)

Certain stockholders have advised the Company that they intend to introduce at the 2009 Annual Meeting the proposals set forth below. The names and addresses of, and the number of shares owned by, each such stockholder will be provided upon request to the Senior Vice President and Secretary of AT&T.

Stockholder Proposal (Item No. 4)

Corporate Political Contributions and Trade Association Payments

Resolved, that the shareholders of AT&T (“Company”) hereby request that the Company provide a report, updated semi-annually, disclosing the Company’s:

1.	Policies and procedures for political contributions and expenditures (both direct and indirect) made with corporate funds.

2.	Monetary and non-monetary political contributions and expenditures not deductible under section 162 (e)(1)(B) of the Internal Revenue Code, including but not limited to contributions to or expenditures on behalf of political candidates, political parties, political committees and other political entities organized and operating under 26 USC Sec. 527 of the Internal Revenue Code and any portion of any dues or similar payments made to any tax exempt organization that is used for an expenditure or contribution if made directly by the corporation would not be deductible under section 162 (e)(1)(B) of the Internal Revenue Code. The report shall include the following:

a.	An accounting of the Company’s funds that are used for political contributions or expenditures as described above;

b.	Identification of the person or persons in the Company who participated in making the decisions to make the political contribution or expenditure; and

c.	The internal guidelines or policies, if any, governing the Company’s political contributions and expenditures.

The report shall be presented to the board of directors’ audit committee or other relevant oversight committee and posted on the company’s website to reduce costs to shareholders.

Supporting Statement

As long-term investors, the proposal’s sponsor, supports transparency and accountability in corporate spending on political activities. These activities include direct and indirect political contributions to candidates, political parties or political organizations; independent expenditures; and electioneering communications on behalf of a federal, state, or local candidate.

Disclosure is consistent with sound public policy and in the best interest of the company and its shareholders. Absent a system of accountability, company assets can be used for policy objectives that may be inimical to the long-term interests of and may pose risks to the company and its shareholders.

AT&T contributed at least $16.9 million in corporate funds since the 2002 election cycle. (CQ’s PoliticalMoneyLine: http://moneyline.cq.com/pml/home.do and National Institute on Money in State Politics: http://www.followthemoney.org/index.phtml.)

However, relying on publicly available data does not provide a complete picture of the company’s political expenditures. For example, the Company’s payments to trade associations used for political activities are undisclosed and unknown. In many cases, even corporate management does not know how trade associations use their company’s money politically.

The proposal asks the Company to disclose all of its political contributions, including payments to trade associations and other tax exempt organizations. This would bring our Company in line with a growing number of leading companies, including Pfizer, Aetna and American Electric Power that support political disclosure and accountability and disclose this information on their websites.

The Company’s Board and its shareholders need complete disclosure to be able to fully evaluate the political use of corporate assets. Thus, we urge your support for this critical governance reform.

YOUR DIRECTORS’ POSITION

Political contributions, where permitted, are an important part of the regulatory and legislative process. AT&T is in a highly regulated industry, and the Company’s operations are significantly affected by the actions of elected officials at the local, state and national levels, including rates it can charge customers, its profitability and even how it must provide services to competitors. It is important that your Company actively participate in the electoral and legislative processes in order to protect your interests as stockholders and does so on a basis that does not place us at a competitive disadvantage. We do so by contributing prudently to state and local candidates and by contributing to political organizations and trade associations when such contributions advance AT&T’s business objectives and the interests of our stockholders. In making such contributions, AT&T is committed to complying with campaign finance and lobbying laws, and changes that may be enacted in the future, including the laws requiring public disclosure of political contributions and lobbying expenses. The amount of AT&T’s expenditures in this area is de minimis as compared to the total expenditures of the Company in a year. The adoption of this proposal would add unnecessary costs to the business.

Each year, your Board of Directors authorizes a maximum amount of aggregate contributions that can be made by your Company, as permitted by, and in strict compliance with, applicable law, for the purposes of supporting or opposing any party, committee, candidate for public office, or ballot measure, or for any other political purpose. Except for contributions for ballot measures, no expenditure over $1,000 may be made unless approved by the Chief Executive Officer (lesser amounts may be approved by delegates). Prior to submission to and approval by the Chief Executive Officer, all expenditures must be submitted to the Company’s attorneys to confirm that each contribution is lawful. AT&T’s policy with respect to political contributions is clearly set forth on the Company’s website, and can be found at http://www.att.com/gen/investor-relations?pid=7726.

In addition, no Company funds, by law, are expended to make Federal political contributions. Federal law has long prohibited corporate contributions to Federal candidates or their political committees. With the enactment of the Bi-Partisan Campaign Finance Reform Act of 2002 (known as the “McCain Feingold Act”), corporate contributions to Federal political parties and Leadership Committees are prohibited, effective November 6, 2002.

As to state and local contributions, state laws determine when and under what circumstances political contributions are permissible. Moreover, a number of states in which AT&T operates have extensive reporting requirements. These rules, in general, are equally applicable to all participants in the political process. This proposal, on the other hand, would impose a set of rules only on your Company.

This proposal would impose unwarranted expenditures of funds and administrative burdens on your Company and would be uniquely applicable only to your Company and not to our competitors, unions or any other participants in the process. Your Directors believe that any reporting requirements that go beyond those required under existing law should be applicable to all participants in the process, not just to AT&T.

Your Board of Directors Recommends a

Vote “AGAINST” This Proposal.

Stockholder Proposal (Item No. 5)

Special Shareowner Meetings

RESOLVED, Shareowners ask our board to take the steps necessary to amend our bylaws and each appropriate governing document to give holders of 10% of our outstanding common stock (or the lowest percentage allowed by law above 10%) the power to call special shareowner meetings. This includes that such by law and/or charter text will not have any exception or exclusion conditions (to the fullest extent permitted by state law) that apply only to shareowners but not to management and/or the board.

Statement of Proponent

Special meetings allow shareowners to vote on important matters, such as electing new directors, that can arise between annual meetings. If shareowners cannot call special meetings, management may become insulated and investor returns may suffer.

This proposal topic won impressive support at the following companies (based on 2008 yes and no votes):

Occidental Petroleum (OXY)	66%	Emil Rossi (Sponsor)
FirstEnergy Corp. (FE)	67%	Chris Rossi
Marathon Oil (MRO)	69%	Nick Rossi

Shareowners should have the ability to call a special meeting when a matter is sufficiently important to merit prompt consideration. Fidelity and Vanguard have supported a shareholder right to call a special meeting.

The proxy voting guidelines of many public employee pension funds also favor this right. Governance rating services, such as The Corporate Library and Governance Metrics International, have taken special meeting rights into consideration when assigning company ratings.

Please encourage our board to respond positively to this proposal:

Special Shareowner Meetings-

Yes on 5

YOUR DIRECTORS’ POSITION

The sponsor of this proposal submitted a similar proposal for our 2007 annual meeting, calling on the Board to amend the Bylaws to give holders of 10% to 25% of the outstanding common stock the right to call a special meeting. In response to an affirmative stockholder vote on the 2007 proposal, the board of directors amended AT&T’s Bylaws to give holders of 25% of the outstanding common stock the right to call a special meeting. The proponent is now asking the Board to again amend the Bylaws to further reduce the level of stock ownership required to call a special meeting from 25% to 10%.

Your Board of Directors believes that no such change is necessary. A special meeting of stockholders is a very expensive and time-consuming affair because of the legal costs in preparing required disclosure documents, printing and mailing costs, and the time commitment required of the Board and members of senior management to prepare for and conduct the meeting. Special meetings of stockholders should be extraordinary events that only occur when fiduciary obligations or strategic concerns require that the matters to be addressed cannot wait until the next annual meeting. We believe that AT&T’s existing 25% ownership requirement strikes the appropriate balance between the right of stockholders to call a special meeting and the substantial administrative and financial burdens that special meetings impose on the Company.

Your Board of Directors Recommends a

Vote “AGAINST” This Proposal.

Stockholder Proposal (Item No. 6)

6-Cumulative Voting

Resolved: Cumulative Voting. Shareholders recommend that our Board take steps necessary to adopt cumulative voting. Cumulative voting means that each shareholder may cast as many votes as equal to number of shares held, multiplied by the number of directors to be elected. A shareholder may cast all such cumulative votes for a single candidate or split votes between multiple candidates. Under cumulative voting shareholders can withhold votes from certain poor-performing nominees in order to cast multiple votes for others.

Statement of Proponent

Cumulative voting won 54%-support at Aetna and greater than 51%-support at Alaska Air in 2005 and 2008. It also received greater than 53%-support at General Motors (GM) in 2006 and 2008. The Council of Institutional Investors www.cii.org has recommended adoption of this proposal topic. CalPERS has also recommended a yes-vote for proposals on this topic.

Cumulative voting allows a significant group of shareholders to elect a director of its choice – safeguarding minority shareholder interests and bringing independent perspectives to Board decisions. Cumulative voting also encourages management to maximize shareholder value by making it easier for a would-be acquirer to gain board representation. It is not necessarily intended that a would-be acquirer materialize, however that very possibility represents a powerful incentive for improved management of our company.

The merits of this Cumulative Voting proposal should also be considered in the context of the need for improvements in our company’s corporate governance and in individual director performance. For instance in 2008 the following governance and performance issues were identified:

—	The Corporate Library www.thecorporatelibrary.com, an independent investment research firm, rated our company:

“D” in Corporate Governance.

“Very High Concern” in CEO pay—$78 million.

“High Governance Risk Assessment.”

—	We did not have an Independent Chairman—Independent oversight concern.

—	Six directors held 4 director seats each Over extension concern.

—	Two members of our key audit and nomination committees were designated “Problem Directors” by The Corporate Library due to their involvement with companies which filed for bankruptcy:

James Kelly in regard to the Dana Corporation bankruptcy.

Mary Metz in regard to the PG&E Corporation bankruptcy.

—	Director Reuben Anderson was designated a “Problem Director” in regard to the Mississippi Chemical Corporation bankruptcy.

—	Our board omitted the topics of some of the items on our ballots in 2007.

—	Our Board also omitted required 2007 annual proxy test without advance notice to the Securities and Exchange Commission.

Additionally our directors held 11 board seats on board rated “D” by The Corporate Library:

August Busch	Emerson Electric (EMR)
August Busch	Anheuser-Busch (BUD)
Joyce Roche	Anheuser-Busch (BUD)
Joyce Roche	Tupperware (TUP)
Randall Stevenson	Emerson Electric (EMR)
Jon Madonna	Freeport-McMoRan (FCX)
William Aldinger	Charles Schwab (SCHW)
William Aldinger	KKR Financial Holdings (KFN)
James Blanchard	Synovus Financial (SNV)
James Blanchard	Total System Services (TSS)
Jaime Chico Pardo	Honeywell (HON)

The above concerns shows there is a need for improvement. Please encourage our board to respond positively to this proposal:

Cumulative Voting

Yes on 6

YOUR DIRECTORS’ POSITION

In 2006, in response to stockholder concerns, the Board amended the Bylaws to adopt majority voting in the election of Directors. Under the majority voting standard, to be elected in uncontested elections of Directors, nominees for election as Directors of the Company must receive a majority of the votes cast. In contested elections, Directors will continue to be elected by a plurality of the votes cast.

The Board believes that majority voting is the fairest way to elect the Company’s Directors in uncontested elections, as well as the method most likely to produce a Board that will effectively represent the interests of the Company’s stockholders. Cumulative voting, on the other hand, permits the holders of less than a majority of the votes cast to elect a Director.

A Director elected by cumulative voting may be more inclined to promote special interests on the Board and may not represent the best interests of the majority of AT&T’s stockholders. Moreover, support by Directors of the special interests of the constituencies that elected them could create partisanship and divisiveness and impair the Board’s ability to operate effectively as a governing body, to the detriment of all stockholders.

In addition, corporate governance experts have taken the position that a majority voting standard is not compatible with cumulative voting. For example, the Model Business Corporation Act, which is developed by the American Bar Association Committee on Corporate Laws, prohibits majority voting for directors in a corporation that permits cumulative voting.

AT&T’s Corporate Governance and Nominating Committee, which is responsible for identifying candidates for the Board, as well as the independence criteria contained in AT&T’s Corporate Governance Guidelines, protects the interests of all stockholders by ensuring that AT&T has an independent and effective Board of Directors. Fourteen of your Company’s fifteen Directors are independent, and the Corporate Governance and Nominating Committee is comprised entirely of independent Directors. This degree of independence among Board members ensures that Directors will represent the interests of, and remain accountable to, all stockholders.

In light of the potential inequalities that can result from cumulative voting, the uncertainties surrounding the operation of cumulative voting when combined with majority voting and the protections afforded stockholders by the independence of AT&T’s Board of Directors, stockholders should reject this proposal.

Your Board of Directors Recommends a

Vote “AGAINST” This Proposal.

Stockholder Proposal (Item No. 7)

Bylaw Requiring Independent Chairman

RESOLVED: The shareholders of AT&T, Inc. (“Company”) urge the Board of Directors to amend the Company’s by laws, effective upon the expiration of current employment contracts, to require that an independent director-as defined by the rules of the New York Stock Exchange (“NYSE”)-be its Chairman of the Board of Directors. The amended by laws should specify (a) how to select a new independent chairman if a current chairman ceases to be independent during the time between annual meeting of shareholders, and (b) that compliance is excused if no independent director is available and willing to serve as chairman.

Supporting Statement

The wave of corporate scandals at such companies as Enron, Worldcom, and Tyco resulted in renewed emphasis on importance of independent directors. For example, both the NYSE and the NASDAQ have adopted new rules that would require corporations that wish to be traded on them to have majority of independent directors.

Unfortunately, having a majority of independent directors alone is clearly not enough to prevent the type of scandals that have afflicted Enron, Worldcom, & Tyco. All of these corporations had a majority of independent directors on their boards when the scandals occurred.

All of these corporations also had a Chairman of the Board who was also an insider, usually the Chief Executive Officer (“CEO”), or a former CEO, or some other officer. We believe that no matter how many independent directors there are on a board, that board is less likely to protect shareholder interests by providing independent oversight of the officers if the Chairman of that board is also the CEO, former CEO or some other officer or insider of the company.

We also believe that it is worth noting that many of the companies that were embroiled in the financial turmoil stemming from the recent crisis in the subprime mortgage market (Bank of America, Bear Stearns, Citigroup, Countrywide, Lehman Brothers, Merril Lynch, Morgan Stanley, Wachovia and Washington Mutual) did not have an independent Chairman of the Board of Directors.

We respectfully urge the board of our Company to change its corporate governance structure by having an independent director serve as its Chairman.

YOUR DIRECTORS’ POSITION

Your Board of Directors believes that AT&T and its stockholders are best served by having one person serve as Chairman and CEO. This practice is consistent with that of most other large companies. In addition, the Board has taken several steps to ensure that the Board effectively carries out its responsibility for the oversight of management. The Board has appointed a Lead Director (currently, Dr. Amelio, an independent member of the Board) who presides over regular executive sessions of the nonmanagement members of the Board. Members of management do not attend these sessions. The appointment of the Lead Director and the use of executive sessions of the Board, along with the Board’s strong committee system and substantial majority of independent Directors, allows the Board to maintain effective oversight of management.

Your Board also notes that out of 15 Directors, only Mr. Stephenson is a member of management. Each committee, other than the Executive Committee, is made up solely of independent Directors.

Your Board believes that a single person, acting in the capacities of Chairman and CEO, serves as a bridge between the Board and management and provides critical leadership for carrying out your Company’s strategic initiatives and confronting its challenges. In short, the Board believes that the Company can more effectively execute its strategy and business plans to maximize stockholder value if the Chairman of the Board is also a member of the management team.

For these reasons, the Board believes that the adoption of a Bylaw requiring that an independent Director be Chairman of the Board is not in the best interests of AT&T’s stockholders.

Your Board of Directors Recommends a

Vote “AGAINST” This Proposal.

Stockholder Proposal (Item No. 8)

Shareholder Advisory Vote on Executive Compensation

Resolved, the stockholders of AT&T hereby request that the Board include, as a voting item printed in the proxy statement for each annual meeting of stockholders, an advisory resolution proposing that stockholders approve or disapprove the compensation of the named executive officers as set forth in the proxy statement’s Summary Compensation Table (the “SCT”) and the accompanying narrative disclosure of material factors provided to understand the SCT. The board’s proposal shall make clear that the vote is advisory and will not abrogate any employment agreement.

Supporting Statement

We believe the owners of the Company should be allowed to express their approval or disapproval of the compensation package for the CEO and other executive officers, just as shareholders do at public companies in the U.K., Australia and the Netherlands (which requires a binding vote).

This policy has been supported by a majority of shareholders at more than 15 U.S. companies, including Verizon, which conducts its first advisory vote this spring.

Greater scrutiny and investor feedback to the Board is particularly needed at AT&T, in our view, since AT&T’s executive pension and severance benefits stand out as unjustifiably costly.

AT&T’s Board has been criticized for excessive CEO pay relative to performance. At the time AT&T merged with BellSouth in 2006, a study by The Corporate Library (“Pay for Failure: The Compensation Committees Responsible”) singled out both companies as two of the eleven large U.S. companies “where the disconnect between pay and performance is particularly stark.”

The study noted that over the five fiscal years through 2005, then-CEO Edward Whitacre received $85.2 million in compensation, while total shareholder return was negative 40.3%. It stated that 100% LTIP payouts to Whitacre when “shareholder wealth has been diminished by a third over the period goes against common sense.”

Although AT&T now relies on “performance shares” rather than stock options for long-term compensation, the Corporate Library noted critically last July that these performance shares “continue to payout for below median total shareholder return.”

Whitacre received a $158.4 million pension package when he retired in 2007, the highest pension benefit for any CEO (Pensions & Investments), (“Pension Goldmine Awaits AT&T, Occidental CEOs”). This included $83.3 million in Senior Executive Retirement Plan (SERP) accumulations.

In case this platinum pension wasn’t enough, Whitacre’s golden parachute (“change in control severance payments”) would have included $23.2 million in lump sum payments, $20.1 million in tax reimbursements, and $67.6 million in accelerated performance share vesting “whether or not the executive’s employment is terminated” (see 2007 proxy statement).

AT&T’s current CEO, Randall Stephenson, continues the trend. The total cost of his change in control severance package exceeds $22 million, including tax reimbursements of $427,700 (see 2008 proxy). This greatly exceeds 2.99 times his base salary plus target bonus.

In addition, Stephenson’s non-qualified pension benefits exceed $21 million. While the rank-and-file pension plan was frozen and converted to an annual contribution, the CEO’s benefit under the SERP is a defined benefit annuity, payable for life, and targeted at 60 percent of salary plus bonus.

Please vote FOR this proposal.

YOUR DIRECTORS’ POSITION

Your Board of Directors believes that this proposal is not in the best interests of AT&T stockholders.

The process requested by the proposal is not necessary because AT&T already has an efficient and meaningful method of communicating with the Board of Directors. As discussed on page 3 under the heading “Board of Directors,” stockholders and other interested parties may communicate with members of AT&T’s Board of Directors, including the Lead Director, by writing to the Board, or a specific Committee Chair or Director, through the Office of the Secretary.

We believe that direct communications between stockholders and the Board, including the Human Resources Committee, is a much more effective and accurate method of expressing support or criticism of AT&T’s executive compensation practices. Unlike the generic vote advocated by the proposal, communicating directly with the Board will allow stockholders to voice any specific observations or objections to AT&T’s executive compensation practices directly to the decision makers. Moreover, communicating directly with the Board will eliminate the need for the Human Resources Committee to speculate as to the meaning of stockholder approval or disapproval of the compensation set forth in the Company’s proxy statement.

In addition, the vote recommended in the proposal would not provide any useful information to AT&T and members of the Human Resources Committee. If implemented, the stockholder proposal would require AT&T stockholders to vote “yes” or “no” on the compensation set forth in the Summary Compensation Table and the accompanying narrative disclosure. Contrary to the assertions in the supporting statement for the proposal, the process advocated by the proposal would not provide “useful feedback” on executive compensation, and it would not give AT&T stockholders the right to approve or disapprove of AT&T’s executive compensation practices. The executive officers’ compensation is composed of several different elements. Since the vote on the compensation would be either “yes” or “no” as a whole, the Committee would not have any information regarding which element the stockholders were voting against and what their specific objection was. The Committee would be forced to speculate regarding the stockholders’ intent.

Moreover, the vote advocated by the proposal fails to recognize that AT&T already has in place a thoughtful, performance-based executive compensation program. AT&T’s executive compensation program emphasizes the retention of key executives and the practice of appropriately rewarding key executives for positive results. The Human Resources Committee, which is composed entirely of independent directors, none of whom has an interest in the compensation decisions the Committee makes, oversees AT&T’s executive compensation program. The Committee continually monitors the executive compensation program and adopts changes to reflect the dynamic, global marketplace in which AT&T competes for talent. AT&T will continue to emphasize pay-for-performance and equity-based incentive programs that reward executives for results that are consistent with stockholder interests.

Your Board of Directors does not believe the advisory vote called for by the stockholder proposal will enhance AT&T’s compensation program. Instead of encouraging stockholders to take advantage of AT&T’s current policies and procedures, the proposal advocates substituting a narrower and less effective mechanism.

Your Board of Directors Recommends a

Vote “AGAINST” This Proposal.

Stockholder Proposal (Item No. 9)

Exclude Pension Credits from Calculations of Performance-Based Pay

Resolved: The shareholders of AT&T urge the Board to determine future awards of performance-based compensation for executive officers using a measure of earnings that excludes non-cash “pension credits” that result from projected returns on employee pension fund assets, and to report annually to shareholders on the specific financial performance measure used to award performance pay.

Supporting Statement

In recent years a substantial share of AT&T’s reported earnings has not been cash flow from ordinary operations, but rather accounting rule income from “pension credits.” Because pension credits reflect neither operating performance—nor even actual returns on company pension assets—we believe these credits should not factor into performance-based executive compensation.

For example, last year’s Annual Report disclosed that non-cash pension credits boosted reported Net Income for 2007 by $608 million.

When this resolution was submitted by one of its co-sponsors to the pre-merger AT&T, the Board adopted it as an executive compensation policy. The Committee stated, in the 2004 proxy statement, that “[w]e are joining many other companies adopting similar compensation policies, which our Board believes comport with evolving best practices for executive compensation.”

Unfortunately, the policy was not included in AT&T’s post-merger Corporate Governance Guidelines. We believe it should be.

Pension income is simply not a good measure of management’s operating performance. Pension credits are not even based on actual investment returns, but on the “expected return” on plan assets and other assumptions set by management.

For example, SBC (which merged with the “old” AT&T) used non-cash pension credits to add $1.14 billion to reported operating income in 2002.

Similarly, management at the pre-merger AT&T added $1.3 billion in pension credits to earnings in 2000 through 2002 based on a projected $5 billion net gain on pension investments. In 2000, pension credits of $775 million accounted for nearly one-fifth (19.7%) of AT&T’s pretax income.

In reality, AT&T’s the pension trust actually lost $2.9 billion over this three-year period. Meanwhile the pension surplus deteriorated from $9 billion surplus to less than $1 billion by year-end 2002.

According to a Wall Street Journal (June 25, 2001), “companies can use pension accounting to manage their earnings by changing assumptions to boost the amount of pension income that can be factored into operating income.”

An Institutional Shareholder Services (ISS) issue brief explained that “although in many cases pension assets plummeted in value, non-cash “pension credits” boosted not only reported earnings, but also performance-based executive pay.” [“Cookie-Jar Accounting: Pension Credits Plump Executive Pay,” April 2002.]

Because AT&T’s management retains great discretion over the assumptions used to calculate pension credits, we believe that excluding this accounting rule income from calculations of executive pay will help to assure shareholders that this discretion will not lead to conflicts of interest.

In addition, if incentive pay formulas encourage management to skip cost-of-living adjustments expected by retirees, or to reduce retirement benefits expected by employees (as we believe AT&T did in switching to a cash balance pension), in our opinion AT&T’s ability to recruit and retain experienced employees could be undermined.

Please VOTE FOR this resolution.

YOUR DIRECTORS’ POSITION

Your Board of Directors believes that this proposal is not in the best interests of AT&T stockholders.

We believe that, for purposes of performance-based compensation based on net income, it is better to determine awards as much as practical on the basis of the financial and operating results that we report to our stockholders in accordance with generally accepted accounting principles (“GAAP”) and other standards set forth by the Financial Accounting Standards Board (the “FASB”) and the SEC.

The manner in which we and other public companies account for and report pension expense is mandated by and consistent with GAAP, applicable SEC requirements and various FASB standards and guidelines. Under GAAP and applicable FASB accounting standards, we are required to estimate and recognize the cost of providing a pension for each participating employee over the period that the employee is expected to work for AT&T. Our estimates are partially based on assumptions made at the beginning of the year about the amount that will be earned through investment of the funds held in the separate pension trust. Applicable accounting rules require that we recognize gains or losses when the actual investment return on the pension plan assets varies from the level that was initially assumed for purposes of estimating pension expense. This adjustment, net of certain other accounting adjustments, can result in a gain or “pension credit,” or even a loss. Adjustments reflecting gains or losses are likely to be made each year, since there will almost certainly be variations between our actual return on pension assets and the assumptions that we made in initially recording the estimated pension expense. Therefore, including adjustments such as “pension credits” in our reported earnings is consistent with applicable accounting standards and with the practice of other public companies.

AT&T’s executive compensation programs and policies are administered by the Human Resources Committee of the Board of Directors, which is composed entirely of outside, independent Directors. The Committee believes the best way to serve stockholders is to create a competitive compensation program that attracts and retains the best managers, rewards performance, and brings value to our stockholders. To meet these objectives, the Committee seeks to base a significant portion of executive compensation on performance and to establish incentives that drive performance and add stockholder value. We believe that the administration of our compensation program and the criteria to be used for awarding performance-based compensation to our executive officers are best left to the discretion and expertise of the Human Resources Committee. Furthermore, to the extent that we link these criteria to our financial and operating results, we believe that as much as practical we should use the same results that we report to our stockholders in accordance with GAAP, FASB standards and applicable SEC regulations.

Your Board of Directors Recommends a

Vote “AGAINST” This Proposal.

Audit Committee

AT&T has a separately designated standing Audit Committee. The Audit Committee oversees the integrity of AT&T’s financial statements, the independent auditors’ qualifications and independence, the performance of the internal audit function and independent auditors, and AT&T’s compliance with legal and regulatory matters, including environmental matters. The members of the Audit Committee are Mr. Madonna (Chairman), Mr. Aldinger, Mr. Chico, Mr. Kelly, and Ms. Martin; each of whom was appointed by the Board of Directors.

The Board has adopted a written charter for the Audit Committee, which may be viewed on the Company’s web site at www.att.com. The Audit Committee is composed entirely of independent Directors in accordance with the applicable independence standards of the New York Stock Exchange and AT&T. The Board of Directors has determined that Mr. Madonna, Mr. Aldinger and Mr. Kelly are “audit committee financial experts” and are independent as defined in the listing standards of the New York Stock Exchange and in accordance with AT&T’s additional standards. Although the Board of Directors has determined that these individuals have the requisite attributes defined under the rules of the SEC, their responsibilities are the same as those of the other Audit Committee members. They are not AT&T’s auditors or accountants, do not perform “field work” and are not full-time employees. The Commission has determined that an audit committee member who is designated as an audit committee financial expert will not be deemed to be an “expert” for any purpose as a result of being identified as an audit committee financial expert. The Audit Committee is responsible for oversight of management in the preparation of AT&T’s financial statements and financial disclosures. The Audit Committee relies on the information provided by management and the independent auditors. The Audit Committee does not have the duty to plan or conduct audits or to determine that AT&T’s financial statements and disclosures are complete and accurate. AT&T’s Audit Committee charter provides that these are the responsibility of management and the independent auditors.

Report of the Audit Committee

The Audit Committee: (1) reviewed and discussed with management AT&T’s audited financial statements for the year ended December 31, 2008; (2) discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T; (3) received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence; and (4) discussed with the auditors the auditors’ independence.

Based on the review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements for the year ended December 31, 2008, be included in AT&T’s Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

February 12, 2009	The Audit Committee:
	Jon C. Madonna, Chairman	Lynn M. Martin
	William F. Aldinger III	James P. Kelly
Jaime Chico Pardo

Principal Accountant Fees and Services

Ernst & Young LLP acts as AT&T’s principal auditor and also provides certain audit-related, tax and other services. The Audit Committee has established a pre-approval policy for services to be performed by Ernst & Young. Under this policy, the Audit Committee approves specific engagements when the engagements have been presented in reasonable detail to the Audit Committee before services are undertaken.

This policy also allows for the approval of certain services in advance of the Audit Committee being presented details concerning the specific service to be undertaken. These services must meet service definitions and fee limitations previously established by the Audit Committee. Additionally, engagements exceeding $500,000 must receive advance concurrence from the Audit Committee Chairman. After an auditor is engaged under this authority, the services must be described in reasonable detail to the Audit Committee at the next meeting.

All pre-approved services must commence, if at all, within 14 months of the approval.

The fees for services provided by Ernst & Young (all of which were pre-approved by the Audit Committee) to AT&T in 2008 and 2007 were as follows (dollars in millions):

—

Audit Fees were $22.3 and $27.2 for 2008 and 2007, respectively. Included in this category are fees for the annual financial statement audit, quarterly financial statement reviews, audits required by Federal and state regulatory bodies, statutory audits, and comfort letters.

—

Audit-Related Fees were $1.9 and $2.3 for 2008 and 2007, respectively. These fees, which are for assurance and related services other than those included in Audit Fees, include charges for employee benefit plan audits, SAS 70 attestations, consultations concerning financial accounting and reporting standards, and audits and due diligence in conjunction with proposed or consummated acquisitions and dispositions.

—

Tax Fees were $7.5 and $4.3 for 2008 and 2007, respectively. These fees include charges for various Federal, state, local and international tax compliance and research projects, as well as tax services for AT&T employees working in foreign countries.

—	All Other Fees were $0.1 and $0.0 for 2008 and 2007, respectively. The 2008 fees were paid to assist in developing processes to generate cost-based billings to state agencies.

Compensation Discussion and Analysis

The Human Resources Committee, composed entirely of independent, non-employee Directors, is responsible for determining the compensation of our top executives, including the Named Executive Officers, and overseeing our overall management compensation practices. It also recommends new benefit plans to the Board when Board approval is required and acts as the administrator of certain of the Company’s benefit plans. Its charter is available on our web site at www.att.com. No AT&T employee serves on this Committee. The current members of the Committee are: Dr. Amelio (Chairman), Mr. Aldinger, Mr. Blanchard, and Ms. Upton.

The Committee believes the best way to serve stockholders is to create a competitive compensation program that attracts and retains the best managers, rewards performance, and brings value to our stockholders. As part of this process, we set performance targets that are designed to create value for our stockholders and establish compensation programs that pay for achievement of the targets. The fundamental components of our compensation philosophy and program are straightforward.

The Committee seeks to:

—	Attract, retain, and motivate officers and employees in a highly competitive market for talent.

—	Base a significant portion of compensation on performance.

—	Establish incentives that drive performance and add stockholder value.

—	Recognize the individual value of the executive to the business.

—	Use comparator groups to assist in making annual compensation decisions.

We utilize four basic elements to effectively achieve this philosophy:

—	Salary to pay a base compensation for taking on the day-to-day responsibilities of the position.

—

Annual incentive pay to motivate and reward for achieving short-term corporate and departmental goals. This aspect of compensation aligns officers’ interests with corporate strategy, correlates pay with the achievement of business unit goals and, where appropriate, rewards extraordinary individual efforts.

—	Long-term incentive pay to reward executives for long-term Company performance.

—	Common types of benefits and perquisites to help the Company attract and retain key leadership and allow them to focus on the needs of the business.

Composition of 2008 Target Compensation

We believe that our compensation mix allows us to employ the officers with the necessary experience and expertise to manage the Company to create value for our stockholders. In the sections that follow we describe the process by which we set compensation and discuss the actual compensation for 2008.

Role of Compensation Consultant    The Committee is authorized by its charter to employ independent compensation consultants and other advisors. It may also form and delegate authority to various subcommittees. Presently, the Committee employs Total Rewards Strategies to assist in evaluating our executive compensation and benefits on an ongoing basis. The consultant attends all Committee meetings and provides information, research, and analysis pertaining to executive compensation and benefits as requested by the Committee. The consultant makes recommendations for establishing the market values of the top positions at our Company and regularly updates the Committee on market trends and changing compensation practices.

Setting Compensation    Annually, the Committee meets to set compensation for the executive officers, including the Named Executive Officers, with the advice of the consultant. Where there has been a promotion or change in duties, the Committee may meet more often to adjust compensation. In setting compensation, the Committee reviews AT&T-specific market values recommended by the consultant for each executive position, along with compensation recommendations made by the Chief Executive Officer (“CEO”) with respect to positions other than his own. The market values are comprised of a base salary component as well as short- and long-term incentive target award components.

In making market value recommendations the consultant gathers data from each of the comparator groups (see chart below) at the percentiles of the market assigned by the Committee. The use of multiple comparator groups increases the number of data points available for comparison, thereby increasing the reliability of the consultant’s recommendation.

2008 Comparator Groups Used by Compensation Consultant
Type of Group	Companies in Group
A comparator group of 20 companies in the technology, telecommunications and entertainment industries selected by the consultant in consultation with the Committee	Boeing, Cisco Systems, Comcast, Dell, General Electric, Hewlett-Packard, Honeywell, IBM, Intel, Johnson Controls, Lockheed Martin, Microsoft, Motorola, News Corp, Qwest Communications, Sprint Nextel, Time Warner, United Technologies, Verizon Communications, Walt Disney

Top 50 companies included in the Fortune 500 index, adjusted to eliminate AT&T and financial services, investment holding/management and privately owned companies	Altria Group, AmerisourceBergen, Archer Daniels Midland, Boeing, Cardinal Health, Caterpillar, Chevron, ConocoPhillips, Costco Wholesale, CVS, Dell, Dow Chemical, Exxon Mobil, FedEx, Ford Motor, General Electric, General Motors, Hewlett-Packard, Home Depot, IBM, Intel, Johnson & Johnson, Johnson Controls, Kroger, Lockheed Martin, Lowe’s, Marathon Oil, McKesson, Medco Health Solutions, Microsoft, Motorola, PepsiCo, Pfizer, Procter & Gamble, Safeway, Sears Holdings, Sprint Nextel, Sunoco, Sysco, Target, Time Warner, United Parcel Service, United Technologies, UnitedHealth Group, Valero Energy, Verizon Communications, Walgreen, Wal-Mart Stores, Walt Disney, Wellpoint

Top 25 companies included in the Fortune 500 index, adjusted to eliminate AT&T and financial services, investment holding/management and privately owned companies	Altria Group, AmerisourceBergen, Boeing, Cardinal Health, Chevron, ConocoPhillips, Costco Wholesale, Dell, Exxon Mobil, Ford Motor, General Electric, General Motors, Hewlett-Packard, Home Depot, IBM, Kroger, Marathon Oil, McKesson, Procter & Gamble, Target, UnitedHealth Group, Valero Energy, Verizon Communications, Wal-Mart Stores, Wellpoint

Telecommunications and cable companies	Comcast, Motorola, Qwest Communications, Sprint Nextel, Time Warner, Verizon Communications

Base salary and long-term target incentive awards are targeted to the 50th percentile, while short-term target incentive awards are targeted so that the total of salary and short-term incentive target approximates the 62nd percentile, consistent with our position as a market leader. We use incentive pay to focus executives on key business objectives and reward them for individual and Company performance. Accordingly, we more heavily weight short-term incentive compensation in this manner to emphasize annual performance-based compensation over salary.

Percentiles of Market Used by Consultant
Base Salary	50th percentile of the market
Total Annual Cash Compensation (Short-Term Incentive Target Plus Base Salary)	62nd percentile of the market
Long-Term Incentive Target Compensation	50th percentile of the market

After reviewing the data from the comparator groups, the consultant applies his judgment and experience to the relevant data to make preliminary market value recommendations for each executive position. The consultant then meets with management, including the CEO, to obtain their views on the relative value of each position at AT&T, as well as the differences in responsibilities between the AT&T positions and those in the comparator groups, and then recommends AT&T-specific market values for each executive position at AT&T, other than that of the CEO.

The consultant’s recommendations on AT&T-specific market values, along with the CEO’s compensation recommendations for each executive officer other than himself, are presented to the Committee. The CEO bases his compensation recommendations on his judgment of the skills, experience, responsibilities, and achievements of each executive officer, as well as his current compensation. The Committee believes that input from both the CEO and the consultant provides useful information and points of view to assist the Committee in determining executive officer compensation. With this information, the Committee applies its own judgment and experience to establish compensation for the coming year, including salary and the amount and terms of the short- and long-term target awards. Executives with significant experience and responsibilities, who demonstrate exemplary performance, may be paid more than the AT&T-specific market values for their position, while less experienced executives may be paid less than the AT&T-specific market values. To determine the compensation for the CEO, the consultant considers the data from the comparator groups and makes market value recommendations at the same percentiles of the market as for other Named Executive Officers. Then, the Committee sets the compensation of the CEO by using its judgment of his skills, experience, responsibility, achievements, and current compensation.

2008 Compensation

After reviewing the consultant’s market value recommendations, and using its judgment of the skills, experience, responsibilities, achievements, and current compensation of each of the executive officers, the Committee established their salaries, target annual incentive bonuses and target long-term awards for 2008 as described below. In January 2008, the Committee set Mr. Stephenson’s 2008 salary at $1,450,000 per year, his annualized short-term incentive target at $4,850,000, and his total long-term incentive grant value at $12 million. The adjustment to the long-term target value over last year also brought his target long-term compensation closer, but still below, the recommended market value at the 50th percentile. Mr. Stephenson’s 2008 target compensation established by the Committee was at 96% of the total market value based on the information provided by the consultant.

Annual Base Salaries    Base salaries are designed to attract, retain, motivate and reward skilled, experienced executives to operate the business. We emphasize performance-based compensation for executive officers, so base salaries are typically less than either target annual bonuses or long-term awards.

Short-Term Incentives    In 2008, the Committee used short-term incentives in the form of performance-based annual cash awards to compensate the Named Executive Officers for achievement of certain short-term objectives. The Committee established performance targets for the officers using financial and/or operational goals linking compensation to performance. The Committee establishes performance targets after reviewing our business plan and determining the short-term business metrics managers should focus on in order to drive results that benefit the Company and its stockholders. Because of the broad responsibilities of certain Named Executive Officers, such as the CEO and the Chief Financial Officer, their targets are tied to Company-wide measures. Other Named Executive Officers that are responsible for operating divisions are given targets tied to the operations for which they were responsible at the time the targets are established. If the performance target is achieved, the award is paid out at 100% (the “payout percentage”). If the Company achieves less than 100% of a performance target, the related award payout percentage is reduced on a sliding scale, or, if a minimum performance target is not achieved, no payout is made. Similarly, if the target is exceeded, the related award payout percentage is increased up to a specified limit.

The following table sets out the various performance measures used for the short-term incentives for the Named Executive Officers. For each officer, the specific performance measures, their weightings, and the resulting 2008 payout percentages are also set out. In determining the actual payout percentage for an officer, the individual payout percentages for the performance measures are averaged, based on their weightings. In computing the weighted average, each individual payout percentage was limited to 150% (the limit is 125% for Free Cash Flow and the two customer service measures). The overall weighted average may not exceed 125%.

The resulting weighted average payout percentage for an officer can be increased or decreased by up to five percentage points (the “revenue modifier,” described in more detail below) based on the achievement of certain revenue goals, in which case the maximum payout percentage may exceed 125%. The final percentage is then applied against the officer’s target short-term award to determine his short-term incentive payout.

As with other companies, AT&T’s revenue growth, net income, and free cash flow results were impacted by the deteriorating economy. In addition, in June 2008 the Company modified its iPhone arrangement so that it would no longer share service revenues with Apple, but would subsidize the cost of the iPhones in order to increase sales volumes and, ultimately, long-term earnings. The subsidies resulted in an increase in costs to the Company in 2008 and a corresponding negative impact on the Company’s ability to achieve its 2008 net income and free cash flow targets. The modified arrangement greatly increased sales of the iPhone, created a larger customer base, and generated higher data revenues. The modification is expected to turn accretive to earnings in 2010. Overall, the Company’s net income, revenue, and earnings per share increased in 2008 over 2007; however, compensation for the Named Executive Officers, based on the Summary Compensation Table, decreased by 44% over that same period.

2008 Performance Measures for Short-Term Awards for Named Executive Officers

Performance Measure	Weightings by Officer			Target Payout Percentage Achieved (5)
	Stephenson Lindner Miller	Stankey	de la Vega
Wireless AT&T Branded Net Additions			20%	108%
Wireless AT&T Branded Subscriber Average Revenue per Unit			20%	76%
Wireless AT&T Branded Churn			20%	43%
Corporate AT&T Customer Service (1)	20%	6%		72%
Net Income	50%	29%	20%	0%
Telecom Operations Customer Service (1)		28%		68%
Free Cash Flow (2)	30%	9%		0%
Wireless Operating Contribution (3)			20%	51%
Regional Wireline Operating Contribution (4)		28%		0%

1.	Corporate Customer Service is a combination of Telecom Operations Customer Service (32%), which serves our consumer and small and midsize businesses; the service performance of our Global Business Services (27%), which serves our large national and multinational customers; and our Wireless AT&T Branded Churn (41%).

2.	Free Cash Flow is net cash provided by operating activities (Net Income less construction and capital expenditures.) Free Cash Flow excludes the impacts of benefit plan funding.

3.	Represents operating income from wireless operations plus equity in net income of affiliates for wireless, less minority interests.

4.	Represents operating income from consumer and small and midsize businesses plus equity in net income of affiliates with respect to regional wireline operations, less minority interests.

5.	Set forth below are the financial and wireless branded net additions targets and results.

Performance Measure	Target ($ in millions unless otherwise indicated)	Results ($ in millions unless otherwise indicated)	Range of Performance Target Achievement Eligible for Award Payout
Net Income	16,078	12,867	85% to 115%
Free Cash Flow	17,060	13,320	80% to 115%
Regional Wireline Operating Contribution	11,865	9,680	85% to 115%
Wireless Operating Contribution	12,701	10,833	85% to 115%
Wireless AT&T Branded Net Additions	4,497,271 subscribers	4,704,807 subscribers	70% to 130%

The table in footnote 5 does not include the following operational measures: Corporate Customer Service, Telecom Operations Customer Service, AT&T Branded Churn or Wireless AT&T Branded Subscriber Average Revenue Per Unit (“Wireless Branded ARPU”). The Company set the 2008 targets based on a moderate increase over 2007 results in order to drive customer service improvements. As a result, we believe the targets were challenging. Corporate Customer Service fell below our target but was within the performance range for a reduced short-term payout. AT&T Branded Churn, Telecom Operations Customer Service, and Wireless Branded ARPU each fell below our targets but stayed within the performance range allowing a short-term payout. (Telecom Operations and Wireless Branded ARPU, along with Global Business Services, which exceeded its targets, are components of Corporate Customer Service.)

In addition, the Committee provided that the payout percentage would be adjusted by a “revenue modifier” that would subtract or add up to five percentage points to the payout percentage, depending on achievement of the 2008 revenue target of $126.3 billion. There would be no effect on payouts for revenues running from $125.1 billion to $126.3 billion; revenue achievements running from 2.5% below to 1.5% above the target would reduce or increase the payouts, respectively, by up to five percentage points. In 2008, we realized adjusted revenues of $124.0 billion, missing the target and causing the percentage payouts for each of the Named Executive Officers to decrease by 2.5%.

To reward individual performance during the year, the Committee considered discretionary bonuses for the Named Executive Officers. Mr. Stephenson asked the Committee not to pay him an earned or discretionary bonus for 2008 in light of the economic environment and the workforce reductions. While the Committee believes in pay for performance and recognized that Mr. Stephenson had earned a bonus, it honored his request. The Committee expressed its appreciation and full support of his performance in 2008 and cited his strong leadership of the Company through a difficult environment, including the successful introduction of the new iPhone, increases in data revenues, and improvement in cost controls and efficiencies. The Committee also recognized his success in integrating our recent acquisitions and reorganizing the Company to better serve our customers’ needs.

Mr. Stephenson recommended, and the Committee approved, discretionary bonuses for certain executive officers, as follows: Mr. Lindner received a discretionary bonus of $255,000 in recognition of his efforts in obtaining $12 billion of new financing, effectively communicating our revised plans with stockholders and rating agencies, reducing costs, and enabling the Company to maintain its credit ratings, all in the face of a collapse in the capital markets. Mr. Miller received a discretionary bonus of $250,000 in recognition of his efforts in completing extensive acquisitions that solidified the value of our wireless asset, including the acquisitions of Centennial Wireless, Wayport, and certain Rural Wireless assets, along with the purchase of 700 MHz spectrum in the FCC auction. Mr. Stankey received a discretionary bonus of $260,000 in recognition of his efforts in restructuring our telephone businesses to eliminate significant expenses and completing the only 40 gigabit IP backbone conversion in the world with no service issues.

Mr. Stankey was also responsible for scaling our U-verse platform to one million subscribers and passing 17 million homes, the Company’s U-verse service receiving the JD Power Award for best TV product, and successfully initiating quality/vendor control programs to improve churn and customer satisfaction. These discretionary awards are shown in the “Summary Compensation Table” under “Bonuses.”

While the Committee is not limited in its ability to make discretionary bonus payments, it attempts to pay any such awards in accordance with Section 162(m) of the Internal Revenue Code, which permits a Company to deduct compensation over $1 million paid to the CEO or the three most highly paid Named Executive Officers only if the payment is made pursuant to a performance-based award under a stockholder approved plan. At the time the Committee sets performance objectives and payout targets for short-term incentives, it also sets the maximum award that may be made if the same performance objectives are achieved. This includes not only the performance-based award but also any discretionary award. The maximum award is subject to the same conditions as the target payout: if the targets are not met, then the maximum award is reduced or eliminated; if the targets are exceeded, a greater amount may be awarded. Total awards in excess of these amounts are not deductible by the Company. The Committee is not obligated to make discretionary awards, and it uses these awards to reward exceptional performance. For 2008 the Committee set maximum award limits of $10 million for Mr. Stephenson and $2.5 million for each of the other Named Executive Officers. After adjustment for the achievement of the targets, the maximum deductible award (performance-based and discretionary) was $300,000 for each of Mr. Miller and Mr. Lindner; $525,000 for Mr. Stankey; and $1.325 million for Mr. de la Vega.1

Long-Term Incentives—Introduction    The Committee grants performance shares to the Named Executive Officers as a long-term incentive. Performance shares granted in 2008 are shown under “Estimated Future Payouts Under Equity Incentive Plan Awards” in the “Grants of Plan-Based Awards” table. A performance share is equal in value to one share of our common stock and is paid out at the end of the performance period (typically three years) based on the extent to which the performance goals are met. Officers also receive dividend equivalents on the performance shares equal to the dividends on our common stock.

The value of performance shares fluctuates directly with changes in the price of our common stock, which aligns managers’ interests directly with stockholders’ interests. Performance shares are paid out only to the extent that specific financial and/or operational objectives are achieved. No payout is made if minimum objectives are not met. Depending on the terms of the grant, payouts are made in a combination of cash and stock or in cash alone; payouts made in whole or in part in cash reduce dilution caused by the payout of stock alone. Performance shares paid in cash are valued at the price of a share of AT&T common stock at the date of the approval of the payout of the award. In the event of the termination of employment of an officer holding performance shares, unless the recipient is retirement eligible, the recipient may receive no more than a pro-rata portion of the award. An officer may be retirement eligible for purposes of performance shares if the officer meets the “modified rule of 75,” which requires certain combinations of age and service that total at least 75 or if the officer is age 55 or older with at least five years of service. Retirees are eligible to receive the same payout as if they were still employed as of the date of payout, without any pro-rata reduction.

Long-Term Compensation—Performance and Payout Targets Set in 2008    In 2008, the Committee granted executive officers long-term incentives in the form of performance shares for the 2008-2010 performance period. The Committee uses return on invested capital as the long-term performance measure for 75% of the target awards. This performance measure is calculated by averaging over the three-year performance period (1) our annual net income before extraordinary items plus after-tax interest expense, divided by (2) the total of the average debt and average stockholder equity for the

[1]	As a result, the Company was unable to deduct for income tax purposes the following amounts: Mr. Linder-$108,000, Mr. Miller-$100,000, and Mr. Stankey-$8,000.

relevant year. We exclude the dilutive impacts of intangible amortization, asset write-offs, and accelerated depreciation resulting from mergers over $5 billion so that significant transactions that are not contemplated by a performance measure will not have an impact on the results. Return on invested capital (ROIC) was chosen as the applicable measure because it encourages managers to focus not only on net income, but also to ensure that the Company’s capital is invested effectively and stockholder value is created. At the end of the performance period, the number of performance shares to be paid out, if any, is determined by comparing the actual performance of the Company against the performance objectives, set forth as a range of results. For performance above or below the performance target range, the number of units are increased or reduced, respectively. The potential payout ranges from 0% to 150%. The ROIC target range for the 2008-2010 performance period was set above our cost of capital; a target that we believe may be difficult to achieve in the current economic environment.

The remaining 25% of the target awards are based on the comparison of AT&T’s total stockholder return (stock appreciation plus reinvestment of dividends) to companies in the Telecommunications Peer Group. The Telecommunications Peer Group is made up of companies in the North American Telecommunications Index, excluding equipment manufacturers and companies with a market capitalization of under $10 billion, and adding several cable, satellite and international companies not already in the Index (a listing of the companies in this group is set out below following the “AT&T Total Stockholder Return” chart). The following chart shows the potential payouts based on total stockholder return of AT&T as compared to companies in the adjusted index:

AT&T Total Stockholder Return compared to the Telecommunications Peer Group	Payout Percentage
AT&T is the top company	200%
AT&T in 80 - 99th percentile	150%
AT&T in 60 - 79.99th percentile	125%
AT&T in 40 - 59.99th percentile	100%
AT&T in 20 - 39.99th percentile	50%
AT&T is below the 20th percentile	0%
If AT&T’s total stockholder return is negative, the payout percentage is capped at 90%.

Companies Included in the Telecommunications Peer Group:

América Móvil S.A.B. de C.V.	Dow Jones Industrial Average	Telefonos de Mexico S.A.B. de C.V
BT Group plc	Qwest Communications	Time Warner Cable, Inc.
Comcast Corporation	International Inc.	Verizon Communications Inc.
Deutsche Telekom AG	Sprint Nextel Corporation	Vodafone Group plc
DirecTV Group Inc.

The following chart shows the grant date values of the performance share grants made by the Committee in 2008. The ultimate payout of the target awards, if any, is dependent upon the achievement by the officers of their performance target.

2008 Long-Term Incentive Grants by the Committee

Officer	Grant Date Values ($) (amounts are rounded)
Randall L. Stephenson	12,000,000
Richard G. Lindner	3,750,000
Rafael de la Vega	3,100,000
Forrest E. Miller	3,250,000
John T. Stankey	3,800,000

Long-Term Compensation—The Results for the 2006-2008 Performance Period    The sole measure for the executive officers for the 2006-2008 Performance Period was return on invested capital. For this period, the return on invested capital target range was slightly exceeded. In accordance with a predetermined formula, 101% of the target performance shares were distributed. Although the target range was set above our cost of capital, we expected our officers to be successful; however, the highly competitive landscape of the industry provided no assurance that they would be able to reach their goals.

Payouts for Mr. de la Vega for the 2006-2008 performance period were made pursuant to awards granted by the AT&T Mobility Board (then known as Cingular Wireless) in 2006, when Mr. de la Vega was Chief Operating Officer of AT&T Mobility. At the time, AT&T Mobility was jointly owned by AT&T and BellSouth, and 50% of the value of the performance stock units was based on BellSouth stock (and received dividend equivalents based on BellSouth stock) and 50% of the value of the units was based on AT&T stock (and received dividend equivalents based on AT&T stock). Upon our acquisition of BellSouth, all of the units were converted to AT&T units. Based on substantially exceeding his performance targets (return on capital using earnings before interest and taxes), he received a payout of 138% of his performance stock units. At payout, each unit was paid out in cash equal to the value of a share of AT&T stock using the average price of the stock during the last ten trading days of February 2009.

Restricted Stock Grants    Mr. Miller is responsible for corporate development, strategic planning, and mergers and acquisitions. Mr. Stephenson and the Committee wanted to establish a strong retention program for Mr. Miller, and Mr. Stephenson recommended, and the Committee approved, a grant of $3 million in restricted stock to Mr. Miller as a retention device. The restriction period for the grant is three years, allowing the grant to vest in 2011.

In 2008 Mr. de la Vega vested in certain restricted stock units granted by AT&T Mobility in 2005.

Post-Retirement Benefits    We offer post-retirement benefits to substantially all of our employees, including each of the Named Executive Officers. We also offer supplemental retirement benefits under nonqualified pension plans to our officer level employees. These types of benefits are often offered by other companies. We believe these benefits act as a retention tool and allow us to remain competitive in recruiting and retaining employees. Additional information on post-retirement benefits can be found on page 53, in the narrative following the “Pension Benefits” table.

Pension benefits and certain other benefits the Named Executive Officers would receive upon termination of employment are described following the “Pension Benefits” table.

Deferral Opportunities and Other Benefits    We believe in order to remain competitive in the employment market, it is appropriate to offer deferral plans and other benefits. Our deferral plans provide managers with tax-advantaged opportunities for savings in order to provide retention incentives. In addition, we use our deferral plans as a way to encourage our managers to invest in and hold AT&T stock. Our tax-qualified 401(k) plans offer substantially all employees the opportunity to defer income through a tax- advantaged program, including investing in AT&T stock. We match 80% of the employee contributions with a matching contribution, limited to the first 6% of compensation (only salary is matched for officers).

Our principal nonqualified deferral program is the Stock Purchase and Deferral Plan. Under that plan, mid-level managers and above may annually elect to defer up to 30% of their salary and annual bonus (officer level managers, including the Named Executive Officers, may contribute up to 95% of their annual bonus) into monthly purchases of AT&T stock at fair market value on a deferred basis. For each share purchased, the participant receives two stock options with a grant price equal to the fair market value of the stock when the options are issued. In addition, participants receive matching shares in AT&T stock, reduced by any match they could have received in a 401(k) plan. Officer level employees do not receive matching shares on the contribution of their bonuses.

Managers may also defer cash compensation in the form of salaries and bonuses through the Cash Deferral Plan. The Cash Deferral Plan pays interest at the Moody’s Long-Term Corporate Bond Yield Average, reset annually, which is a common index used by companies for deferral plans. The SEC requires disclosure in the “Summary Compensation Table” of earnings on deferred compensation that exceed an amount set by the SEC. Our interest rate, over time, approximates the SEC rate. These plans are described more fully under the “Nonqualified Deferred Compensation” table.

As a provider of telecommunications and entertainment services, we want all our employees to use our services. As a result we offer these services at reduced or at no cost to employees. Services provided to the Named Executive Officers are at no cost. We also provide various benefits to our officers that are often offered by other companies, such as death benefits, financial counseling, estate planning, home security, club memberships, and a car allowance and maintenance. We pay income and employment taxes that may result from these programs, other than car allowances and home security. For life insurance death benefits, we only pay taxes relating to our payment of life insurance premiums on executive-owned policies or the value of the death benefit coverage deemed income on Company-owned policies. Executive Officers may also elect to purchase additional health insurance coverage, for which we pay a portion of the premiums. (See footnote 4 to the “Summary Compensation Table” for additional details on these benefits.)

We use private aircraft in our business. It provides security to our officers and facilitates efficiency by permitting them to conduct business while traveling. For the same reasons, we also permit limited occasional use of the aircraft for personal use with approval of the CEO. The officers are responsible for any applicable taxes incurred from the personal use of the aircraft.

These personal and other benefits are reported in the notes to the “Summary Compensation Table.”

Stock Ownership Guidelines

The Committee has established stock ownership guidelines for the CEO, other executive officers, and all other officer level employees. The guidelines were increased in 2005 to a minimum level of ownership of five times base salary for the CEO and were continued at the lesser of three times base salary or 50,000 shares for other executive officers and the lesser of one times base salary or 25,000 shares for all other officers. Newly appointed officers are expected to be in compliance with the ownership guidelines within five years of their appointments. Holdings of the Named Executive Officers as of December 31, 2008, can be found in the “Common Stock Ownership” section on page 11.

Limit on Deductibility of Certain Compensation

Federal income tax law prohibits publicly held companies, such as AT&T, from deducting certain compensation paid to a Named Executive Officer that exceeds $1 million during the tax year. To the extent that compensation is based upon the attainment of performance goals set by the Committee pursuant to plans approved by the stockholders, the compensation is not included in the limit. The Committee intends, to the extent feasible and where it believes it is in the best interests of AT&T and its stockholders, to attempt to qualify executive compensation as tax deductible where it does not adversely affect the Committee’s development and execution of effective compensation plans. For example, to enable short- and long-term compensation to be deductible, the Committee makes these awards under stockholder-approved incentive plans to the extent practical. Similarly, gains on stock option exercises may be deductible if granted under a stockholder-approved plan since they are tied to the performance of the Company’s stock price. Salaries and other compensation that are not tied to performance are not deductible to the extent they exceed the $1 million limit.

Policy on Restitution

The Company intends, in appropriate circumstances, to seek restitution of any bonus, commission, or other compensation received by an employee as a result of such employee’s intentional or knowing fraudulent or illegal conduct, including the making of a material misrepresentation contained in the Company’s financial statements.

Employment Contracts and Change in Control Severance Plan

We have entered into an employment contract with Mr. de la Vega. The material provisions of this contract are discussed following the “Grants of Plan-Based Awards” table, on page 46.

Our executive officers are eligible to participate in the Change in Control Severance Plan, which is more fully described on page 60. We believe these types of plans are necessary to ensure the participant receives certain benefits in the event of a change in control of the Company, and to allow the participating officers to focus on their duties during an acquisition. The plan is not intended to replace or affect other compensation elements.

Compensation Committee Report

The Human Resources Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussions, the Human Resources Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in AT&T’s Annual Report on Form 10-K and Proxy Statement for filing with the SEC.

February 13, 2009	The Human Resources Committee:

	Gilbert F. Amelio, Chairman	James H. Blanchard
	William F. Aldinger III	Patricia P. Upton

Compensation Tables

The table below contains information concerning the compensation provided to the CEO, the Senior Executive Vice President and Chief Financial Officer, and the other most highly compensated executive officers of AT&T (the “Named Executive Officers”). Compensation information is provided for the years each person in the table was a Named Executive Officer since 2006.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards (1) ($)	Option Awards (2) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- qualified Deferred Compensation Earnings (3) ($)	All Other Compensation (4) ($)	Total (5) ($)
Randall L. Stephenson (6)	2008	1,420,833	0	7,915,628	1,087,774	0	764,772	376,248	11,565,255
Chairman, CEO & President	2007	1,158,583	648,750	8,283,288	790,911	3,851,250	7,023,299	225,903	21,981,984
	2006	946,167	400,000	6,440,549	509,395	2,023,000	4,071,367	192,151	14,582,629
Richard G. Lindner (6)	2008	791,667	255,000	2,664,490	301,774	153,000	281,645	175,665	4,623,241
Sr. Exec. Vice President & CFO	2007	741,667	250,000	4,012,060	275,228	1,287,000	1,779,390	109,995	8,455,340
	2006	677,833	300,000	2,932,824	141,119	1,914,050	1,656,860	125,681	7,748,367
Rafael de la Vega	2008	800,000	0	2,906,547	0	662,500	1,434,235	347,363	6,150,645
President & CEO, AT&T Mobility & Consumer Markets	2007	744,300	300,000	8,357,122	0	1,022,125	1,609,266	357,131	12,389,944
Forrest E. Miller (6)	2008	815,833	250,000	3,560,301	14,289	150,000	458,300	268,374	5,517,097
Group Pres.—Corp. Strategy & Dev.	2007	787,500	200,000	4,469,456	19,017	1,404,000	1,366,425	209,414	8,455,812
John T. Stankey (6)	2008	825,000	260,000	3,937,285	12,481	273,000	157,804	130,101	5,595,671
President & CEO, AT&T Operations	2007	667,292	300,000	4,519,670	14,866	1,107,601	1,335,034	132,290	8,076,753

1.	The amounts in this column do not necessarily represent the value of the awards granted, nor are they a prediction of what will be paid to the employee. The amounts in this column represent the financial reporting expense recorded by the Company in the indicated year for portions of stock-based awards granted in that or a prior year. Each award is earned over a multiyear period and, depending on the year of the grant, matures in the relevant year set out above or in a later year. Under generally accepted accounting principles, we accrue the expense of the award over the period in which the award is earned. Under SEC rules, if the award is payable in stock, we use the grant date value, which may be adjusted for performance in the case of performance shares, without including dividends or reflecting any change in the value of the stock. In contrast, if the award is payable in cash but based on the price of AT&T stock, SEC rules require us to include in the calculation the change in the price of AT&T stock during the relevant year with respect to the accrued portion of the award as well as any dividend equivalents. Simply paying an award in the form of cash may create a significant difference in the amount included in the column for an officer.

2.	Assumptions used for determining the value of the option awards reported in these columns are set forth in the related AT&T Annual Report to Stockholders in Note 11 (for 2006 Annual Report) and Note 12 (for 2007 and 2008 Annual Reports) to Consolidated Financial Statements, “Stock-Based Compensation.” Options are issued under the Stock Purchase and Deferral Plan, discussed in Note 4, below.

3.	Under this column, we are required to report deferred compensation earnings on salary and other incentive awards that the individual elects to defer where the earnings exceed a market rate specified by SEC rules. For the Named Executive Officers, these amounts are as follows for 2008: Mr. Stephenson—$638, Mr. Lindner—$11,190, Mr. de la Vega—$10,570, Mr. Miller—$30,738, and Mr. Stankey—$623. All other amounts reported under this heading represent the increase in pension actuarial value during the reporting period.

4.	This column includes personal benefits and other items shown in the table below for 2008. In valuing personal benefits, AT&T uses the incremental cost to the Company of the benefit. To determine the incremental cost of aircraft usage, we multiply the number of hours of personal flight usage (including “deadhead” flights) by the hourly cost of fuel (Company average) and the hourly cost of maintenance (where such cost is based on hours of use), and we add per flight fees, such as landing, ramp and hangar fees, catering, and crew travel costs.

All Other Compensation ($)

	Stephenson	Lindner	de la Vega	Miller	Stankey
Personal Benefits
Financial counseling (includes tax preparation)	14,000	14,000	10,558	14,000	14,000
Estate planning	0	0	0	10,000	0
Auto benefits	26,834	14,870	15,030	13,264	14,616
Personal use of Company aircraft	83,022	1,534	36,327	30,668	37,543
Supplemental health insurance premiums	9,288	9,576	9,504	9,288	9,288
Club membership	19,565	12,036	3,155	12,262	14,230
Relocation *	141,618	67,228	115,858	80,753	0
Communications	1,540	1,493	11,209	2,367	716
Home security	4,269	952	15,034	2,084	830
Total Personal Benefits	300,136	121,689	216,675	174,686	91,223
Tax reimbursements	19,302	18,166	33,326	27,937	10,378
Company matching contributions to deferral plans	56,810	26,860	88,584	28,070	28,500
Life insurance premiums applicable to the employees’ death benefit	0	8,950	8,778	37,681	0
Total	376,248	175,665	347,363	268,374	130,101

*	Amounts shown represent expenses under the relocation plan for all employees moving in connection with the relocation of the Company’s headquarters to Dallas. The plan covers moving expenses, a lump sum amount estimated to cover house hunting and temporary living expenses along with taxes resulting from the lump sum, a miscellaneous move allowance to cover other moving-related costs equal to 7% of the employee’s salary, and closing costs on the purchase of a home at the destination. (For a description of the sales of homes to the Company by executive officers in connection with the relocation and amounts paid by the Company, see “Related Person Transactions.” These amounts are not included in the above table.)

5.	Totals for 2008 represent a decrease from 2007 amounts in the following percentages: Mr. Stephenson—47%, Mr. Lindner—45%, Mr. de la Vega—50%, Mr. Miller—35%, and Mr. Stankey—31%.

6.

Consistent with Company policy to encourage ownership of Company stock, certain of the Named Executive Officers deferred portions of their 2008 salary and/or bonus and non-equity incentive awards into the Stock Purchase and Deferral Plan to make monthly purchases of Company stock in the form of stock units based on the price of the underlying AT&T stock as follows: Mr. Stephenson—$424,063, Mr. Lindner—$236,875, Mr. de la Vega—$99,375. Mr. Miller—$48,888, and Mr. Stankey—$49,425. Each unit that the employee purchases is paid out in the form of a share of AT&T stock at the times elected by the employee. For each unit purchased, a participant receives two stock options along with limited matching contributions. The value of the stock options granted is included under “Option Awards,” and the value of the matching contributions is included under “All Other Compensation.” A more complete description of the plan may be found under “Deferral Opportunities and Other Benefits” on page 40,

Grants of Plan-Based Awards

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (2) (#)	All Other Option Awards: Number of Securities Underlying Options (3) (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
R. Stephenson	1/31/08	1,961,825	4,850,000	6,305,000	155,885	311,769	506,625	–	–	–	11,999,989
	2/15/08	–	–	–	–	–	–	–	14,720	37.88	76,161
	6/1.6/08	–	–	–	–	–	–	–	230,102	36.17	1,146,828
R. Lindner	1/31/08	515,738	1,275,000	1,657,500	48,714	97,428	158,321	–	–	–	3,750,004
	2/15/08	–	–	–	–	–	–	–	7,831	37.88	40,518
	6/16/08	–	–	–	–	–	–	–	49,228	36.17	245,352
R. de la Vega	1/31/08	187,500	1,250,000	1,625,000	40,270	80,540	130,878	–	–	–	3,099,985
F. Miller	1/31/08	505,625	1,250,000	1,625,000	42,219	84,438	137,212	–	–	–	3,250,019
	2/01/08	–	–	–	–	–	–	77,942	–	–	2,983,620
	2/15/08	–	–	–	–	–	–	–	1,428	37.88	7,388
	6/16/08	–	–	–	–	–	–	–	1,063	36.17	5,298
J. Stankey	1/31/08	567,320	1,300,000	1,690,000	49,364	98,727	160,431	–	–	–	3,800,002
	2/15/08	–	–	–	–	–	–	–	1,234	37.88	6,385
	6/16/08	–	–	–	–	–	–	–	1,073	36.17	5,348
1.	Represents performance share awards discussed on page 38.
2.	Represents restricted stock grants discussed on page 40.
3.	Represents options granted under the Stock Purchase and Deferral Plan, which is described under the “Nonqualified Deferred Compensation” table. Company matching shares issued under that plan are reported in the “Nonqualified Deferred Compensation” table and under “All Other Compensation” in the “Summary Compensation Table.”

Employment Contracts for Certain Executives

Mr. de la Vega has an employment contract that provides for his continued participation in the BellSouth SERP (see discussion on page 59 while he is employed by AT&T Mobility (formerly Cingular) and provides for certain benefits in the event of his termination from AT&T Mobility, as described below.

Mr. de la Vega’s Agreement    In connection with his transfer from BellSouth to what was then Cingular in 2003, BellSouth agreed to maintain Mr. de la Vega in the BellSouth SERP (described on page 55) while Mr. de la Vega was employed by Cingular. In addition, if Mr. de la Vega was terminated from Cingular for any reason, BellSouth would hire him back. If BellSouth failed to rehire Mr. de la Vega in a comparable position, or in the event Mr. de la Vega died or terminated employment because of disability before returning to BellSouth, Mr. de la Vega, or his beneficiary, as applicable, would receive a lump sum payment equal to two times his salary and target bonus.

Outstanding Equity Awards at December 31, 2008

	Option Awards (1)				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (2) (#)	Market Value of Shares or Units of Stock That Have Not Vested (2) ($)	Equity Incentive Plans Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (3)(4) (#)	Equity Incentive Plans Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (3) ($)

R. Stephenson	1,206	–	52.5625	2/1/09
	11,467	–	49.7500	4/1/09
	4,471	–	58.8750	8/2/09
	22,846	–	39.2500	1/28/10
	1,233	–	42.1875	2/1/10
	7,519	–	43.6875	8/1/10
	20,313	–	46.6875	1/26/11
	1,541	–	50.5500	2/1/11
	4,877	–	42.0500	6/1/11
	45,560	–	40.6000	7/2/11
	112,500	–	39.8900	11/19/11
	160,000	–	35.5200	1/25/12
	4,413	–	36.9600	2/1/12
	16,748	–	33.1500	6/1/12
	171,429	–	24.4400	1/31/13
	8,842	–	25.2800	2/1/13
	47,083	–	25.8000	5/31/13
	12,400	–	26.4600	1/31/14
	32,200	–	23.7400	5/30/14
	16,085	–	23.9200	1/30/15
	89,320	–	24.0100	6/15/15
	19,405	–	28.3200	2/15/16
	105,081	–	27.7300	6/15/16
	15,102	–	37.2300	2/15/17
	98,764	–	40.2800	6/15/17
	–	14,720	37.8800	2/15/18
	–	230,102	36.1700	6/16/18
07-09 Perf. Sh.	–	–	–	–	–	–	154,294	4,397,379
07-09 Perf. Sh.	–	–	–	–	–	–	135,565	3,863,603
08-10 Perf. Sh.	–	–	–	–	–	–	311,769	8,885,417

R. Lindner	1,232	–	52.5625	2/1/09
	12,727	–	49.7500	4/1/09
	4,929	–	58.8750	8/2/09
	23,885	–	39.2500	1/28/10
	1,306	–	42.1875	2/1/10
	8,541	–	43.6875	8/1/10
	50,000	–	46.6875	1/26/11
	2,119	–	50.5500	2/1/11
	10,186	–	42.0500	6/1/11
	3,051	–	36.9600	2/1/12
	18,123	–	24.0100	6/15/15
	9,892	–	28.3200	2/15/16
	25,867	–	27.7300	6/15/16
	8,880	–	37.2300	2/15/17
	33,781	–	40.2800	6/15/17
	–	7,831	37.8800	2/15/18
	–	49,228	36.1700	6/16/18
07-09 Perf. Sh.	–	–	–	–	–	–	90,247	2,572,040
08-10 Perf. Sh.	–	–	–	–	–	–	97,428	2,776,698

Outstanding Equity Awards at December 31, 2008

	Option Awards (1)				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (2) (#)	Market Value of Shares or Units of Stock That Have Not Vested (2) ($)	Equity Incentive Plans Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (3)(4) (#)	Equity Incentive Plans Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (3) ($)

R. de la Vega
	59,492	–	34.3700	2/1/09
	63,202	–	34.4600	2/1/10
	69,430	–	31.8900	2/1/11
	3,289	–	30.3900	4/23/11
	141,377	–	29.4500	3/1/12
	4,311	–	23.1900	4/22/12
	70,755	–	21.2000	11/25/12
	77,512	–	16.4200	3/3/13
	5,464	–	18.3000	4/28/13
07-09 Perf. Sh	–	–	–	–	–	–	88,652	2,526,582
08-10 Perf. Sh.	–	–	–	–	–	–	80,540	2,295,390
06 Restricted Stock Units	–	–	–	–	29,759	848,132
07 Restricted Stock	–	–	–	–	124,440	3,546,540

F. Miller
	923	–	52.5625	2/1/09
	18,267	–	49.7500	4/1/09
	3,007	–	58.8750	8/2/09
	36,534	–	39.2500	1/28/10
	603	–	42.1875	2/1/10
	3,121	–	43.6875	8/1/10
	61,250	–	46.6875	1/26/11
	456	–	50.5500	2/1/11
	951	–	42.0500	6/1/11
	112,500	–	39.8900	11/19/11
	150,000	–	35.5200	1/25/12
	3,798	–	36.9600	2/1/12
	645	–	33.1500	6/1/12
	142,857	–	24.4400	1/31/13
	1,858	–	25.2800	2/1/13
	1,109	–	25.8000	5/31/13
	2,209	–	26.4600	1/31/14
	1,039	–	23.7400	5/30/14
	2,191	–	23.9200	1/30/15
	1,404	–	24.0100	6/15/15
	2,201	–	28.3200	2/15/16
	1,213	–	27.7300	6/15/16
	1,714	–	37.2300	2/15/17
	997	–	40.2800	6/15/17
	–	1,428	37.8800	2/15/18
	–	1,063	36.1700	6/16/18
07-09 Perf. Sh.	–	–	–	–	–	–	94,614	2,696,499
08-10 Perf. Sh.	–	–	–	–	–	–	84,438	2,406,483
08 Restricted Stock	–	–	–	–	77,942	2,221,347

Outstanding Equity Awards at December 31, 2008

	Option Awards (1)				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (2) (#)	Market Value of Shares or Units of Stock That Have Not Vested (2) ($)	Equity Incentive Plans Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (3)(4) (#)	Equity Incentive Plans Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (3) ($)

J. Stankey
	5,000	–	49.7500	4/1/09
	10,000	–	39.2500	1/28/10
	408	–	43.6875	8/1/10
	20,625	–	46.6875	1/26/11
	245	–	50.5500	2/1/11
	2,669	–	42.0500	6/1/11
	20,625	–	39.8900	11/19/11
	33,000	–	35.5200	1/25/12
	1,559	–	36.9600	2/1/12
	2,513	–	33.1500	6/1/12
	53,905	–	24.4400	1/31/13
	2,807	–	25.2800	2/1/13
	654	–	25.8000	5/31/13
	1,439	–	26.4600	1/31/14
	7,993	–	23.7400	5/30/14
	4,168	–	23.9200	1/30/15
	1,059	–	24.0100	6/15/15
	1,661	–	28.3200	2/15/16
	934	–	27.7300	6/15/16
	1,337	–	37.2300	2/15/17
	794	–	40.2800	6/15/17
	–	1,234	37.8800	2/15/18
	–	1,073	36.1700	6/16/18
07-09 Perf. Sh.	–	–	–	–	–	–	95,006	2,707,671
08-10 Perf. Sh.	–	–	–	–	–	–	98,727	2,813,720
07 Restricted Stock	–	–	–	–	124,440	3,546,540

1.	Options expire 10 years after the grant date; however, option terms may be shortened due to the prior termination of employment of the holder. Options in the table vest as follows:

Option Expiration Date	Vesting
2/1/09, 8/2/09, 2/1/10, 8/1/10, 2/1/11, 6/1/11, 2/1/12, 6/1/12, 2/1/13, 5/31/13, 1/31/14, 5/30/14, 1/30/15, 6/15/15, 2/15/16, 6/15/16, 2/15/17, 6/15/17, 2/16/18, 6/16/18	These options are vested at issuance, but may not be exercised until the earlier of the first anniversary of the grant or the termination of employment of the option holder. These options are granted based upon the amount of participation by midlevel and above managers in the Stock Purchase and Deferral Plan, (described in the “Grant of Plan-Based Awards Table”) and its predecessor the Stock Savings Plan, which has substantially the same terms.
4/1/09, 1/28/10, 1/26/11, 7/2/11, 11/19/11, 1/25/12, 1/31/13	One-third of the options in each grant vested on the yearly anniversary of the grant.
4/23/11, 4/22/12, 4/28/13	These options vested 6 months after the grant date.
2/1/09, 2/1/10, 2/1/11, 3/1/12, 3/3/13	These options vested 3 years after the grant date.
11/25/12	One-half of these options vested 11/25/05 and one-half vested 11/25/06.

2.	Because Mr. de la Vega is retirement eligible, his 2006 restricted stock units issued by AT&T Mobility will not automatically be forfeited at termination of employment, but are payable March 1, 2009, subject to the authority of the AT&T Mobility Board of Directors to reduce or eliminate any such award. Mr. de la Vega’s and Mr. Stankey’s 2007 restricted stock grants vest as follows: 20% in 2010 and 40% in each of 2011 and 2012. Mr. Miller’s 2008 restricted stock grant vests in 2011.

3.	Performance shares and performance stock units in these columns are earned as of December 31 of the respective performance period set forth opposite the respective shares and values. The awards are payable the following January subject to the achievement of the performance goals and approval of the Human Resources Committee.

4.	The number of performance shares and related values as of December 31, 2008, for the relevant performance period represents the target award payout. We are required by SEC rules to report these amounts in this manner if the previous fiscal year’s performance did not exceed the target performance.

Option Exercises and Stock Vested During 2008

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Randall L. Stephenson	0	0	194,542	4,807,137
Richard G. Lindner	0	0	113,484	2,804,180
Rafael de la Vega	0	0	TBD	TBD
Forrest E. Miller	0	0	129,695	3,204,766
John T. Stankey	0	0	101,324	2,503,721

Pension Benefits (Estimated for 12/31/08)

Officer	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefits (1) ($)	Payments During Last Fiscal Year ($)
R. Stephenson	Pension Benefit Plan	26	611,254	0
	Pension Benefit Make Up Plan	26	13,642	0
	SRIP	26	1,574,923	0
	SERP	26	19,911,998	0
R. Lindner (2)	Pension Benefit Plan—Wireless Program	19	378,722	0
	Pension Benefit Plan	5	199,985	0
	SRIP	23	695,716	0
	SERP	23	5,865,785	0
R. de la Vega (3)	Pension Benefit Plan—Wireless Program	5	53,475	0
	BellSouth SERP	34	8,097,488	0
F. Miller	Pension Benefit Plan	24	873,172	0
	SRIP	24	3,258,291	0
	SERP	24	6,176,558	0
	PTG Executive Supplemental Cash Balance Plan	24	395,212	0
J. Stankey	Pension Benefit Plan	23	457,944	0
	SRIP	23	215,711	0
	SERP	23	6,293,417	0

1.	Pension benefits reflected in the above table were determined using the methodology and material assumptions set forth in the 2008 AT&T Annual Report to Stockholders in Note 11 to Consolidated Financial Statements, “Pension and Postretirement Benefits,” except that, as required by SEC regulations, the assumed retirement age is the specified normal retirement age in the plan unless the plan provides a younger age at which benefits may be received without a discount based on age, in which case the younger age is used. For the Pension Benefit Plan and the Pension Benefit Make Up Plan, the assumed retirement age is the date a participant is at least age 55 and meets the “modified rule of 75,” which requires certain combinations of age and service that total at least 75. For the Pension Benefit Plan—Wireless Program cash balance plan the assumed retirement age is 65. For the AT&T SRIP/SERP, the assumed retirement age is the earlier of the date the participant reaches age 60 or has 30 years of service (the age at which an employee may retire without discounts for age). For the BellSouth SERP, the assumed retirement age is the date the participant reaches age 62. If they have already surpassed the earlier of these dates, then the assumed retirement age for purposes of this table is December 31, 2008.
2.	Before Mr. Lindner became Chief Financial Officer of AT&T Mobility, he was employed by AT&T and accrued a benefit under the Pension Benefit Plan. This benefit was transferred to the Pension Benefit Plan—Wireless Program (formerly the Cingular Wireless Pension Plan) when he joined AT&T Mobility in 2001, with service credited back to his original start date at AT&T. When Mr. Lindner transferred back to AT&T in 2004, his AT&T Mobility benefit ceased accruing pay credits, and he again participated in the Pension Benefit Plan. For the purpose of retirement eligibility, in 2009 (five years after returning to AT&T in 2004) Mr. Lindner will receive credit in the Pension Benefit Plan for all prior service. For purposes of SERP/SRIP, he will receive credit for his service with both AT&T Mobility and AT&T.
3.	Mr. de la Vega took a total distribution of his qualified benefit in the BellSouth Personal Retirement Account when he transferred to AT&T Mobility in 2003 and began accruing benefits under the Pension Benefit Plan—Wireless Program. The distributed amount and any vested amounts in the Pension Benefit Plan—Wireless Program will offset amounts accrued under his BellSouth SERP benefit. Mr. de la Vega will continue to earn benefits under the BellSouth SERP while he remains employed by AT&T Mobility, pursuant to his agreement with BellSouth. Although Mr. de la Vega is also eligible to participate in the AT&T SERP, he will not vest in the plan until 3/1/2011, at which time he will cease to earn further service credits under the BellSouth SERP. Currently, any benefits to which he is entitled under the BellSouth SERP offset any benefit he would receive under the AT&T SERP.

Pension Benefits and Other Post-Employment Compensation

Qualified Pension Plan    Like other large companies, we offer post-retirement benefits, in various forms, to nearly all our managers. The AT&T Pension Benefit Plan, a “qualified pension plan” under the Internal Revenue Code, covers nearly all of our employees and each of the Named Executive Officers. The applicable benefit accrual formula depends on the subsidiaries that have employed the participant. The plan’s current accrual formula for Named Executive Officers other than Mr. de la Vega, which is referred to as the “Career Average Minimum” or “CAM” benefit, provides an annual benefit equal to 1.6% of the participant’s average pension-eligible compensation (generally, base pay, commissions, and annual bonuses, but not bonuses paid to officers) for the five years ended December 31, 1999, multiplied by the number of years of service through the end of the averaging period, plus 1.6% of the participant’s pension-eligible compensation thereafter. The plan includes a cash balance formula that was frozen, except for interest credits, on January 14, 2005. The cash balance formula provided an accrual equal to 5% of pension-eligible compensation plus monthly interest credits on the participant’s cash balance account. The interest rate is equal to the published average annual yield for the 30-year Treasury Bond, reset quarterly as of the middle month of the preceding quarter. Participants receive the greater of the benefit determined under the CAM formula or the frozen cash balance formula. The plan also permits participants to take the benefit in various actuarially equivalent forms, including a regular annuity or, to a limited extent, a lump sum calculated as the present value of the annuity. For individuals hired on or after January 1, 2007, the pension benefit described in the preceding sentences has been replaced by an age-graded cash balance formula. To the extent the Internal Revenue Service places limits on the amounts that may be earned under a qualified pension plan, these amounts are paid under the nonqualified Pension Benefit Make Up Plan but only for periods prior to the person becoming vested under SRIP/SERP below.

Mr. de la Vega is covered by the AT&T Pension Benefit Plan—Wireless Program, which is part of the AT&T Pension Benefit Plan. The Wireless Program was created as a result of the merger of a qualified pension plan offered by AT&T Mobility into the AT&T Pension Benefit Plan. Participants in the Wireless Program are generally entitled to receive a cash balance benefit equal to the monthly basic benefit credits of 5% of the participant’s pension-eligible compensation (generally, base pay, commissions, and group incentive awards, but not individual awards) plus monthly interest credits on the participant’s cash balance account. The interest rate for cash balance credits is equal to the published average annual yield for the 30-year Treasury Bond, reset quarterly as of the middle month of the preceding quarter. In addition, Mr. Lindner, who was Chief Financial Officer for AT&T Mobility until 2004, has a balance in the Wireless Program but is no longer accruing benefits, although his pension benefits continue to receive monthly interest credits. Any benefit Mr. Lindner receives under the Wireless Program will reduce the amounts available to him under the CAM benefit.

Nonqualified Pension Plans    Highly paid employees are limited by tax law in the amount of benefit they may receive under a qualified pension plan. As is customary with other large companies, we offer our officers supplemental retirement benefits as an additional retention tool. Benefits under these nonqualified pension plans are reduced by any benefits due under a qualified pension plan. These supplemental benefits are neither funded by nor are a part of the qualified pension plan. Each of the Named Executive Officers is eligible to receive these benefits.

As a result of changes in the tax laws, beginning December 31, 2004, participants ceased accruing benefits under the original supplemental plan, known as the Supplemental Retirement Income Plan (“SRIP”). After December 31, 2004, benefits are earned under the 2005 Supplemental Employee Retirement Plan (“SERP”). Participants make separate distribution elections (annuity or lump sum) for benefits earned and vested before 2005 (under the SRIP) and for benefits accrued during and after 2005 (under the SERP). Elections for the portion of the pension that accrues in and after 2005, however, must be made when the officer first participates in the SERP.

Under the SRIP/SERP, a target annual retirement benefit is established, stated as a percentage of a participant’s annual salary and annual incentive bonus averaged over a specified averaging period described below. The percentage is increased by 0.715% for each year of actual service in excess of, or decreased by 1.43% (0.715% for midcareer hires) for each year of actual service below, 30 years of service for executive and other officers and 35 years of service for eligible senior managers. In the event the participant retires before reaching age 60, a discount of 0.5% for each month remaining until the participant attains age 60 is applied to reduce the amount payable under this plan, except for officers who have 30 years or more of service at the time of retirement. None of the Named Executive Officers currently employed by the Company are eligible to retire without either an age or service discount.

These benefits are reduced by any amounts participants receive under a qualified pension plan and by a frozen, specific amount that approximates the amount they receive under our nonqualified pension plans, calculated as if the benefits under these plans were paid in the form of an immediate annuity for life. The salary and bonus used to determine their SRIP/SERP amount is the average of the participant’s salary and actual annual incentive bonuses earned during the 36-consecutive-month period that results in the highest average earnings that occurs during the 120 months preceding retirement. For Mr. de la Vega and Mr. Lindner, this average includes compensation earned while at AT&T Mobility. In some cases the Human Resources Committee may require the use of the target bonus, or a portion of the actual or target bonus, if it believes the actual bonus is not appropriate. The target percentage for the Chief Executive Officer is 60%, and for other Named Executive Officers the target percentage ranges from 50% to 60%. Beginning in 2006, the target percentage is limited to 50% for all new participants. If a benefit payment under the plan is delayed by the Company to comply with Federal tax rules, the delayed amounts will earn interest at the rate the Company uses to accrue the present value of the liability, and the interest will be included in the appropriate column(s) in the Pension Benefits table.

Participants may receive benefits as an annuity payable for the greater of the life of the participant or ten years. If the participant dies within ten years after leaving the Company, then payments for the balance of the ten years will be paid to the participant’s beneficiary. Alternatively, the participant may elect to have the annuity payable for life with 100% or 50% payable upon his death to his beneficiary for the beneficiary’s life. The amounts paid under each alternative (and the lump sum alternative described below) are actuarially equivalent. As noted above, separate distribution elections are made for pre-2005 benefits and 2005 and later benefits.

Participants may elect that upon retirement at age 55 or later to receive the actuarially determined net present value of the benefit as a lump sum, rather than in the form of an annuity. To determine the net present value, we use the discount rate used for determining the projected benefit obligation at December 31 of the second calendar year prior to the year of retirement. Participants may also elect to take all or part of the net present value over a fixed period of years elected by the participant, not to exceed 20 years, earning interest at the same discount rate. A participant is not permitted to receive more than 30% of the net present value of the benefit before the third anniversary of the termination of employment, unless he or she is at least 60 years old at termination, in which case the participant may receive 100% of the net present value of the benefit as early as six months after the termination of employment. Eligible participants electing to receive more than 30% of the net present value of the benefit within 36 months of their termination must enter into a written noncompetition agreement with us and agree to forfeit and repay the lump sum if they breach that agreement. Regardless of the payment form, no benefits under the SERP are payable until six months after termination of employment.

Mr. de la Vega’s SERP benefit provides a nonqualified pension benefit equal to the greater of (1) the AT&T SERP formula applicable to other plan participants, and (2) the amount he would have received under the BellSouth Corporation Supplemental Executive Retirement Plan, which is 2% of eligible earnings for each year of service for the first 20 years of service, 1.5% of eligible earnings for each of the next ten years, and 1% of eligible earnings for each additional year of service. Eligible earnings are based on average compensation over the five-year period preceding retirement, defined as the average of the sum of the executive’s salary and bonuses during the last five years of employment plus any final bonus payable after retirement. Mr. de la Vega’s SERP benefit is reduced by his qualified pension benefit and primary social security benefits. For participants with more than 30 years of service, benefits are reduced 3% per year for each year benefits commence prior to age 62. Participants elect to receive benefits as a lump sum, annuity or ten-year certain form of payment. For purposes of determining SERP benefits, Mr. de la Vega’s service calculation will include his service with AT&T Mobility (as provided by his contract), where he currently is employed, as well as his service with BellSouth Corporation. Because Mr. de la Vega’s benefit is currently greater under the BellSouth plan, it would completely offset any benefit he would receive under the AT&T SERP.

Mr. Miller has a balance in the Pacific Telesis Group Executive Supplemental Cash Balance Plan, which provided a cash balance benefit based on a percentage of salary and bonus, along with interest on the balance. The plan stopped accruing earnings benefits in 1998, and it was frozen in 2004 for all active managers. Mr. Miller’s benefits under the SRIP/SERP are reduced by a frozen, specific amount that approximates the amount Mr. Miller receives under the PTG Plan.

Other Post-Retirement Benefits    Named Executive Officers who retire after age 55 with at least five years of service or who are retirement eligible under the qualified pension plan using the “modified rule of 75,” which permits retirement if certain combinations of age and service equal or exceed 75, continue to receive the benefits shown in the following table for life, subject to amendment, except that Mr. de la Vega and Mr. Stankey are not entitled to receive supplemental health benefits after retirement. Benefits applicable to managers generally are omitted. Mr. de la Vega and Mr. Miller are currently retirement- eligible.

Other Post-Retirement Benefits
Personal Benefit	Amount (valued at our incremental cost)
Financial counseling	Maximum of $14,000 per year
Financial counseling provided in connection with retirement	Up to $20,000
Estate planning	Up to $10,000 per year
Other (communications)	Estimated $1,500 annually
Supplemental health insurance premiums	Estimated $9,000 annually, above required contributions from employee

We will pay applicable taxes resulting from providing these benefits for each retired Named Executive Officer, except for Company-paid supplemental health insurance premiums. We expect to make annual tax reimbursements in the amount of approximately $16,000 for benefits paid after retirement for each person receiving these benefits. If an officer uses the full amount of the additional financial counseling in connection with retirement, there would be an additional tax payment of $12,500.

In the event of the officer’s termination of employment due to death or disability, the officer’s outstanding restricted stock will vest and outstanding performance shares will pay out at 100% of target. As a result, if such an event had occurred to a Named Executive Officer at the end of 2008, the officer’s beneficiary would have received the following payouts of performance shares and restricted stock: Mr. Stephenson—$17,146,398, Mr. Lindner—$5,348,738, Mr. de la Vega—$9,216,644, Mr. Stankey—$9,067,931, and Mr. Miller—$7,324,329.

We pay recoverable premiums on split-dollar life insurance that provides a specified death benefit to each Named Executive Officer. Mr. Lindner receives a death benefit of two times salary while employed and after his retirement. Other Named Executive Officers receive a death benefit equal to one times salary during their employment. After retirement, the death benefit remains one times salary until they reach age 65; the benefit is then reduced by 10% each year until age 70, when the benefit becomes one-half times salary. Mr. Lindner and Mr. Stankey are not yet retirement-eligible. In addition to the foregoing, each Named Executive Officer, other than Mr. de la Vega and Mr. Lindner, purchases optional additional split-dollar life insurance coverage equal to two times salary, which is subsidized by the Company. If the policies are not fully funded upon the retirement of the officer, we continue to pay our portion of the premiums until they are fully funded along with any income taxes the officers incur as result of the premium payments.

Basic death benefits payable to Mr. de la Vega under the AT&T plan will be reduced by $900,000, which represents the sum of death benefits provided by (1) a BellSouth split-dollar policy with a face amount of $400,000 that was transferred to Mr. de la Vega in 2007, and (2) a BellSouth policy with a face amount of $500,000 owned by Mr. de la Vega. Under the latter plan, the Company and Mr. de la Vega share the payment of premiums for the policy, which provides a death benefit to designated beneficiary(ies) and an accumulated cash value available to the policy owner. We pay any income tax incurred by the officer as a result of our premium payments. The Company does not recover any of its premium payments under the bonus plan. Currently, the $900,000 of coverage from BellSouth policies completely offsets any basic death benefit provided by the AT&T plan.

Mr. Stephenson is entitled to a death benefit of three times salary plus the optional benefit of two times salary while employed, which is reduced to two times salary plus the optional benefit after retirement. Mr. Stephenson is not yet retirement-eligible. Mr. Stephenson elected to take his death benefits in the form of a ten-year Company-paid annuity payable after death, using an 11% discount rate based on 185% of the value of the death benefits. The increase in the value of the death benefits is to offset the income taxes that will result from the Company-paid benefit that would not be applicable in the case of insurance payments. This alternative payment method was available only to officers who elected the annuity before 1998. If Mr. Stephenson had passed away at the end of 2008, his annual death benefit would have been $2,263,012.

We also provide death benefits in connection with certain of our deferral plans (described on page 41).

Nonqualified Deferred Compensation
Name	Plan	Executive Contributions in Last FY (1) ($)	Registrant Contributions in Last FY (1) ($)	Aggregate Earnings in Last FY (1)(2) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE (1) ($)
R. Stephenson	SPDP (3)	4,275,313	56,810	(2,362,445)	1,966,074	7,213,641
	CDP (4)	0	0	17,589	0	294,319
	Sr. Mgmt. Deferred Comp. Plan of 1988	0	0	1,297	4,384	19,824
R. Lindner	SPDP (3)	2,727,671	26,860	(756,944)	720,886	2,425,211
	CDP (4)	0	0	70,691	0	1,182,868
	Sr. Mgmt. Deferred Comp. Plan (5)	0	0	16,476	0	222,423
R. de la Vega	BellSouth Compensation Deferral Plan	0	0	0	78,250	0
	BellSouth Officer Compensation Deferral Plan	0	0	7,601	105,265	132,196
	BellSouth Nonqualified Deferred Income Plan	0	0	31,031	0	263,164
	Cingular Wireless Cash Deferral Plan	0	0	32,778	0	548,412
	Cingular Wireless 2005 Cash Deferral Plan	3,815,230	88,584	380,964	0	7,095,594
F. Miller	SPDP (3)	48,888	28,070	(986,893)	0	2,585,547
	CDP (4)	561,400	0	119,660	0	2,073,268
	PTG Executive Deferral Plan	0	0	136,381	0	1,928,769
J. Stankey	SPDP (3)	49,425	28,500	(383,588)	0	1,036,913
	CDP (4)	0	0	14,440	0	241,624

1.	Of the amounts reported in the contributions and earnings columns in the table above, the following amounts are reported as compensation for 2008 in the “Summary Compensation Table”: Mr. Stephenson—$481,511, Mr. Lindner—$274,925, Mr. de la Vega—$99,153, Mr. Miller—$107,696, and Mr. Stankey—$78,548. Of the amounts reported in the aggregate balance column, the following amounts were previously reported in the “Summary Compensation Table” for 2007 and 2006: Mr. Stephenson—$3,964,612, Mr. Lindner—$3,064,803, Mr. de la Vega—$3,824,358, Mr. Miller—$106,931, and Mr. Stankey—$71,100.

2.	Aggregate Earnings include interest, dividend equivalents, and stock price appreciation/depreciation. The “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the “Summary Compensation Table” includes only the interest that exceeds the SEC market rate, as shown in footnote 3 to the “Summary Compensation Table”.

3.	Also includes amounts from the Stock Savings Plan, the predecessor plan to the Stock Purchase and Deferral Plan (the “SPDP”).

4.	Also includes amounts from the Salary and Incentive Award Deferral Plan, the predecessor plan to the Cash Deferral Plan (the “CDP”).

5.	Under this plan, the interest rate changes from 8% to 15% if Mr. Lindner terminates employment after reaching age 55. Because Mr. Lindner was not age 55 at the end of 2008, his amount was calculated using the lower interest rate.

Stock Purchase and Deferral Plan (“SPDP”)    Under the SPDP and its predecessor plan, midlevel managers and above may annually elect to defer up to 30% of their salary and annual bonus. Officer level managers, including the Named Executive Officers, may contribute up to 95% of their annual bonus. In addition, the Human Resources Committee may approve other contributions to the plan. These deferrals are used to make monthly purchases of AT&T stock at fair market value on a deferred basis. For each share purchased, the participant receives two stock options with an exercise price equal to the fair market value of the stock when the options are issued. For officers, options are issued on bonus contributions only up to their target bonuses. In addition, SPDP participants receive matching shares in AT&T stock at a rate of 80% match on contributions from the first 6% of salary and bonus; the match is reduced by the amount of matching contributions the employee is eligible to receive (regardless of actual participation) in the Company’s 401(k) plan. Officer level employees do not receive matching shares on the contribution of their bonuses. Deferrals are distributed at times elected by the participant.

Cash Deferral Plan (“CDP”)    Managers who elect at least a 15% contribution of salary in the SPDP may also defer up to 50% (25% in the case of midlevel managers) of their salary through the CDP. Officer level managers may also defer 95% of their bonus (other managers must contribute 15% of their bonuses to the SPDP in order to defer bonuses into the CDP). In addition, the Human Resources Committee may approve other contributions to the plan. We pay interest at the Moody’s Long-Term Corporate Bond Yield Average for the preceding September (the “Moody’s rate”), a common index used by companies. Pursuant to the rules of the SEC, we include in the “Summary Compensation Table” under “Change in Pension Value and Nonqualified Deferred Compensation Earnings” any earnings on deferred compensation that exceed a rate determined in accordance with SEC rules. The Moody’s Rate, over time, approximates this SEC rate. Deferrals are distributed at times elected by the participant.

Certain Named Executive Officers have also participated in deferred compensation plans that are now closed to additional contributions and are described below.

AT&T Mobility Cash Deferral Plan    Mr. de la Vega has a balance in the AT&T Mobility Cash Deferral Plan, a nonqualified, executive deferred compensation plan. The plan permitted officers and senior managers to defer between 6% and 50% of their base pay and between 6% and 75% of their annual bonus and long-term compensation awards into the plan. The Company provided a match equal to 80% of 6% of the salary and annual bonus deferred by the participant. The plan also provided an additional match when participants’ salary and annual bonus exceeded Internal Revenue Service qualified plan limits. Benefits under the plan are unfunded. Account balances earn an interest rate of return based on Moody’s Corporate Bond Yield Average as reported by Moody’s for the month ending two months prior to the month in which participants make their annual deferral elections under the plan. This rate is reset each year. Distributions occur according to employee elections. AT&T Mobility adopted a successor plan, known as the 2005 Cash Deferral Plan, having substantially the same terms as the original plan except with respect to the timing of deferral and distribution elections. No new deferrals were permitted after 2008.

Compensation Deferral Plan    Eligible managers were permitted to make elections under this plan to defer, over four-year deferral periods, between 6% and 30% of their eligible compensation. No new deferral periods could be started after 1990. Participant contributions were matched in this plan or the Company’s 401(k) plan at the same rate that applied under the 401(k) plan. Account balances are credited with interest at a rate determined annually by the Company, which may not be less than the Moody’s rate. Distributions occur according to employee elections.

Senior Management Deferred Compensation Plan    Eligible managers were permitted to make elections to defer, over eight-year deferral periods, between 6% and 30% of their eligible compensation to a nonqualified deferred compensation plan. This plan was started in 1984 and no new deferral periods could be started after 1987. Participant contributions were matched in this plan or the Company’s 401(k) plan at the same rate that applied under the 401(k) plan. This plan provides a defined benefit, equivalent to between 14% and 15% interest, at termination of employment if the participant terminates employment after reaching age 55. If the age conditions are not satisfied at termination of employment, the participant’s benefit is the amount contributed (including Company match) plus interest at 8%, compounded annually. Of the Named Executive Officers, only Mr. Lindner has a balance in this plan.

Under the Senior Management Deferred Compensation Plan, after the participant dies, an additional benefit is payable to the surviving spouse for the duration of his or her life in an amount equal to two-thirds of the participant’s standard retirement benefit, beginning once the standard retirement benefit payments have ended or upon the participant’s death, if later. If Mr. Lindner had died at the end of 2008, his surviving spouse would have been entitled to monthly benefits of $11,165 beginning in December 2024.

BellSouth Compensation Deferral Plan (“BellSouth CDP”) and BellSouth Officer Compensation Deferral Plan (“OCDP”)    Mr. de la Vega made contributions to the plans when he was an employee of BellSouth and was deemed to have terminated employment with the plans when he transferred to AT&T Mobility in 2003. Under the BellSouth CDP, senior managers of BellSouth could defer up to 15% of base salary into an interest income fund (paying interest at a rate equal to Moody’s Monthly Average of Yields of Aa Corporate Bonds, reset annually) or BellSouth stock units (now converted to AT&T units) paid in cash at distribution. Mr. de la Vega deferred income into the BellSouth stock units. Under the OCDP, during the time of Mr. de la Vega’s contributions, eligible officers of BellSouth could defer up to 25% of base salary, 50% of annual bonus, and 100% of long-term compensation awards into a fund that paid interest at the same rate as the BellSouth CDP, into BellSouth stock units, or into certain mutual funds. Mr. de la Vega deferred into the OCDP interest income fund. His final distribution under the BellSouth CDP was made in January 2008, based on the value of his stock units on December 31, 2007. His final distribution under the OCDP will be valued at the end of 2009 and paid shortly thereafter in 2010. No deferrals were permitted under these plans after 2007.

BellSouth Nonqualified Deferred Income Plan    Mr. de la Vega also made contributions from his BellSouth compensation to this nonqualified deferred compensation plan. Under Schedule A of the plan, senior managers were permitted to make up to two annual deferrals of up to 25% of their salary and bonus. Beginning with the 7th year after the deferral, the plan returned the original deferral to the participant in one to three annual installments, depending on the year of the deferral. Mr. de la Vega’s deferrals under Schedule A received fixed rates of 17% and 17.5% for his 1991 and 1993 deferrals, respectively. The balance is paid in 15 annual installments beginning at age 65. Under Schedule B, participants were able to defer up to 10% of their salary and bonus; distributions are made at the election of the participant. Mr. de la Vega received fixed rates from 8.7% to 11% on his Schedule B deferrals. No new deferrals were permitted under this plan after 1998.

Salary and Incentive Award Deferral Plan    Eligible managers were permitted to make elections to participate in this nonqualified deferred compensation plan that allowed annual deferrals of up to 50% of base pay (conditioned upon deferring at least 30% of their base pay to the Company’s nonqualified stock deferral plan) and up to 100% of an incentive award and any other award approved by the Human Resources Committee. No deferrals were permitted to be made after 2004. Account balances are credited with interest at a rate, determined annually by the Company, that shall not be less than the Moody’s rate. Distributions occur according to employee elections. This plan was replaced by the Cash Deferral Plan.

Pacific Telesis Executive Deferral Plan and the 1996 Executive Deferred Compensation Plan    Mr. Miller made contributions to these nonqualified deferral plans while an employee of Pacific Telesis Group. Under the plans, officers of Pacific Telesis were permitted to defer a portion of salary, short-term bonus, and long-term awards. Under the Executive Deferral Plan, Mr. Miller earns a rate of interest equal to Moody’s Rate plus 4% for deferrals of compensation earned in 1989 through 1991. For deferrals of 1992 through 1995 earnings, he earns interest at the Moody’s Rate plus 2%. Deferrals of 1996 through 1997 earnings were made under the 1996 Executive Deferral Compensation Plan and earn interest at the ten-year Treasury Note average for the month of September for the prior year plus 2%. No new deferrals were permitted after 1997.

Potential Payments upon Termination or Change in Control

Change in Control    An acquisition in our industry can take a year or more to complete, and during that time it is critical that the Company have access to its leadership. If we are in the process of being acquired, our officers may have concerns about their employment with the new company. Our Change in Control Severance Plan offers benefits so that our officers may focus on the Company’s business without the distraction of searching for new employment. The Change in Control Severance Plan covers our officers, including each of the Named Executive Officers. Accounts under this plan would be offset by any payments Mr. de la Vega would receive under his agreement described on page 47, providing for the payment of benefits upon his termination of employment.

Change in Control Severance Plan—Description    The Change in Control Severance Plan offers benefits to an officer who is terminated or otherwise leaves our Company for “good reason” after a change in control. These benefits include a payment equal to 2.99 times the sum of the executive’s most recent salary and target bonus. Each covered officer will also be provided, at no cost to him or her, with life and health benefits, including supplemental medical, vision, and dental benefits, substantially similar to those benefits provided prior to termination, for three years after the executive’s employment ends or until the end of the year he or she turns 65, whichever is earlier. Each covered officer will also receive the financial counseling benefits that he or she would have received upon retirement. We believe that these benefits are competitive with the benefits offered by comparable companies. Retirement-eligible officers are eligible for certain of these benefits as part of their post-employment benefits (see Other Post-Retirement Benefits following the “Pension Benefits” table for more information). The estimated annual incremental costs of these benefits that would have been provided if the Named Executive Officers had left for “good reason” under the plan at the end of 2008, above amounts that would have been incurred as post-retirement benefits outside of the plan, are outlined in the table below:

Additional Costs of Benefits Under the Change in Control Severance Plan

Name	Health Benefits ($)	Life Insurance ($)	Financial Counseling ($)
R. Stephenson	19,448	12,284	24,000
R. Lindner	19,448	0	24,000
R. de la Vega	13,736	8,778	0
F. Miller	14,140	14,895	0
J. Stankey	28,470	8,862	24,000

“Good reason” means, in general, assignment of duties inconsistent with the executive’s title or status; a substantial adverse change in the nature or status of the executive’s responsibilities; a reduction in pay; or failure to pay compensation or continue benefits. The employment of our CEO is unlikely to be continued at the new company if we are acquired. For each of the Named Executive Officers, “good reason” also means a good faith determination by the executive within 90 days of the change in control that he or she is not able to discharge his or her duties effectively.

Under the plan, a change in control occurs if: (a) anyone (other than one of our employee benefit plans) acquires more than 20% of AT&T’s common stock, (b) within a two-year period, the Directors at the beginning of the period (together with any new Directors elected or nominated for election by a two-thirds majority of Directors then in office who were Directors at the beginning of the period or whose election or nomination for election was previously so approved) cease to constitute a majority of the Board, (c) upon consummation of a merger where AT&T Inc. is one of the merging entities and where persons other than the AT&T stockholders immediately before the merger hold more than 50% of the voting power of the surviving entity, or (d) upon our stockholders’ approval of a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company’s assets.

If a change in control and a subsequent termination of employment of the Named Executive Officers had occurred at the end of 2008 in accordance with the Change in Control Severance Plan, the following estimated severance payments and tax reimbursements would have been paid in a lump sum:

Change in Control Severance Payments

Name	Severance ($)	Tax Reimbursements ($)
R. Stephenson	18,837,000	568,748
R. Lindner	6,204,250	0
R. de la Vega	6,129,500	2,634,369
F. Miller	6,189,300	0
J. Stankey	6,368,700	64,278

Under the terms of restricted stock awards made under the 2006 Incentive Plan to Mr. de la Vega and Mr. Stankey in 2007 and Mr. Miller in 2008, in the event of a change in control under substantially the same circumstances as those under the Change in Control Severance Plan, if the grantee’s employment is terminated by the Company, or if the grantee terminates employment for good reason, then the restricted stock immediately vests. “Good reason” for this plan means within two years after the change in control, the employee’s position or responsibilities are adversely altered, the employee’s salary or target annual bonus is reduced, or the employee is relocated more than 50 miles from his former employment. If the employment of these officers was terminated under these conditions at the end of 2008, Mr. de la Vega or Mr. Stankey, as the case may be, would be entitled to the vesting of restricted stock worth $3,546,540, and Mr. Miller would be entitled to the vesting of restricted stock worth $2,221,347.

Other Termination Payments    Upon termination of employment our officers are entitled to their accrued pensions and their prior deferrals of earned compensation along with any earnings and appreciation on the deferred compensation, paid in accordance with the terms of those plans. Other post-retirement benefits that would be paid to the Named Executive Officers are described in the narrative following the “Pension Benefits” table.

Other Business

The Board of Directors is not aware of any matters that will be presented at the meeting for action on the part of stockholders other than those described in this Proxy Statement.

A copy of AT&T’s Annual Report to the SEC on Form 10-K for the year 2008 may be obtained without charge upon written request to AT&T Stockholder Services, 208 S. Akard, Room 2710.14, Dallas, Texas 75202. AT&T’s Corporate Governance Guidelines, Code of Ethics, and Committee Charters may be viewed online at www.att.com and are also available in print to anyone who requests them (contact the Senior Vice President and Secretary of AT&T at the address below).

Stockholder Proposals    Stockholder proposals intended to be included in the proxy materials for the 2010 Annual Meeting must be received by November 11, 2009. Such proposals should be sent in writing by courier or certified mail to the Senior Vice President and Secretary of AT&T at 208 S. Akard Street, Suite 3241, Dallas, Texas 75202. Stockholder proposals that are sent to any other person or location or by any other means may not be received in a timely manner.

Stockholders who intend to submit proposals at an Annual Meeting but whose proposals are not included in the proxy materials for the meeting and stockholders who intend to submit nominations for Directors at an Annual Meeting are required to notify the Senior Vice President and Secretary of AT&T (at the address above) of their proposal or nominations and to provide certain other information not less than 90 days, nor more than 120 days, before the anniversary of the prior Annual Meeting of Stockholders, in accordance with AT&T’s Bylaws. Special notice provisions apply under the Bylaws if the date of the Annual Meeting is more than 30 days before or 70 days after the anniversary date.

Admission Ticket
Electronic Voting Instructions You can vote by Internet or telephone. Available 24 hours a day, 7 days a week.

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Vote by Internet
• Log on to the Internet and go to
www.envisionreports.com/att
• Follow the steps outlined on the secured website.

Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.
• Follow the instructions provided by the recorded message.
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.
X

Annual Meeting Proxy Card/Voting Instruction Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Election of Directors — The Board of Directors recommends a vote FOR the listed nominees.

1. Nominees:
01 - Randall L. Stephenson	For	Against	Abstain	06 - August A. Busch III	For	Against	Abstain	11 - John B. McCoy	For	Against	Abstain
	[ ]	[ ]	[ ]		[ ]	[ ]	[ ]		[ ]	[ ]	[ ]

02 - William F. Aldinger III	For	Against	Abstain	07 - Jaime Chico Pardo	For	Against	Abstain	12 - Mary S. Metz	For	Against	Abstain
	[ ]	[ ]	[ ]		[ ]	[ ]	[ ]		[ ]	[ ]	[ ]

03 - Gilbert F. Amelio	For	Against	Abstain	08 - James P. Kelly	For	Against	Abstain	13 - Joyce M. Roché	For	Against	Abstain
	[ ]	[ ]	[ ]		[ ]	[ ]	[ ]		[ ]	[ ]	[ ]

04 - Reuben V. Anderson	For	Against	Abstain	09 - Jon C. Madonna	For	Against	Abstain	14 - Laura D’Andrea Tyson	For	Against	Abstain
	[ ]	[ ]	[ ]		[ ]	[ ]	[ ]		[ ]	[ ]	[ ]

05 - James H. Blanchard	For	Against	Abstain	10 - Lynn M. Martin	For	Against	Abstain	15 - Patricia P. Upton	For	Against	Abstain
	[ ]	[ ]	[ ]		[ ]	[ ]	[ ]		[ ]	[ ]	[ ]

B Director Proposals — The Board of Directors recommends a vote FOR Item 2-3.

2. Ratification of appointment of independent auditors.	For	Against	Abstain	3. Amendment to increase authorized shares.	For	Against	Abstain
	[ ]	[ ]	[ ]		[ ]	[ ]	[ ]

C Stockholder Proposals — The Board of Directors recommends a vote AGAINST Items 4 – 9.

4. Report on political contributions.	For	Against	Abstain	7. Bylaw requiring independent chairman.	For	Against	Abstain
	[ ]	[ ]	[ ]		[ ]	[ ]	[ ]

5. Special stockholder meetings.	For	Against	Abstain	8. Advisory vote on compensation.	For	Against	Abstain
	[ ]	[ ]	[ ]		[ ]	[ ]	[ ]

6. Cumulative voting.	For	Against	Abstain	9. Pension credit policy.	For	Against	Abstain
	[ ]	[ ]	[ ]		[ ]	[ ]	[ ]

AT&T Inc. 2009 Annual Meeting of Stockholders	Admission Ticket

Friday, April 24, 2009 Doors open at 8:00 a.m. Central time Meeting begins at 9:00 a.m. Central time	Upon arrival, please present this admission ticket and photo ID at the registration desk.

Dallas Arboretum Rosine Hall 8525 Garland Road Dallas, Texas 75218
The meeting will be held in Rosine Hall at the Dallas Arboretum. The Arboretum is located near White Rock Lake, off Garland Road (see map at right).

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION SIGNED IN THE ENCLOSED ENVELOPE.

This proxy is solicited on behalf of the Board of Directors for the Annual Meeting on April 24, 2009.

The undersigned hereby appoints Randall L. Stephenson and Richard G. Lindner, and each of them, proxies, with full power of substitution, to vote all common shares of the undersigned in AT&T Inc. at the Annual Meeting of Stockholders to be held on April 24, 2009, and at any adjournment thereof, upon all subjects that may properly come before the meeting, including the matters described in the proxy statement furnished herewith, in accordance with the directions indicated on the reverse side of this card or provided through the telephone or Internet proxy procedures, and at the discretion of the proxies on any other matters that may properly come before the meeting. If specific voting directions are not given with respect to the matters to be acted upon and the signed card is returned, the proxies will vote such shares (except for shares held in the employee benefit plans noted below) in accordance with the Directors’ recommendations on the matters listed on the reverse side of this card and at the discretion of the proxies on any other matters that may properly come before the meeting.

The Board of Directors recommends a vote FOR each of the Director proposals (Items 1 – 3) and AGAINST each of the stockholder proposals (Items 4 – 9) listed on the reverse side of this card (each of which is described in the proxy statement). The Board of Directors knows of no other matters that are to be presented at the meeting.

Please sign below and return promptly in the enclosed envelope or, if you choose, you can submit your proxy by telephone or through the Internet.

This proxy card, when signed and returned, or your telephone or Internet proxy, will also constitute voting instructions to the (a) plan administrator for any shares held on your behalf pursuant to The DirectSERVICE Investment Program (dividend reinvestment plan) and (b) plan administrator or trustee for any shares held on your behalf under any of the following employee benefit plans: the AT&T Savings Plan, the AT&T Savings and Security Plan, the AT&T Long Term Savings and Security Plan, the AT&T of Puerto Rico, Inc. Long Term Savings and Security Plan, the AT&T Puerto Rico Savings Plan, the AT&T Puerto Rico Retirement Savings Plan, the AT&T Retirement Savings Plan, and the BellSouth Savings and Security Plan. Shares in each of the foregoing employee benefit plans for which voting instructions are not received will not be voted, subject to the trustee’s fiduciary obligations. To allow sufficient time for voting by the trustees and/or administrators of the plans, your voting instructions must be received by April 21, 2009.

D Non-Voting Items

Annual Report Discontinue mailing Annual Reports for this account because I already receive multiple copies at this address.		Change of Address — Please print your new address below.
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E Authorized Signatures — This section must be completed for your instructions to be executed.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)

If Voting By Mail, you must complete Sections A-E on Both Sides of the Card.